Exhibit 10.1

EXECUTION VERSION

$80,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of July 3, 2012,

among

ULTRA CLEAN HOLDINGS, INC.,

as Holdings,

ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC.,

as the Term Borrower and as a U.S. Revolving Borrower,

AMERICAN INTEGRATION TECHNOLOGIES LLC,

as a U.S. Revolving Borrower,

ULTRA CLEAN ASIA PACIFIC PTE. LTD.

as the Singapore Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender, Swingline Lender and Sole Bookrunner

SILICON VALLEY BANK AND U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers

U.S. BANK NATIONAL ASSOCIATION

as Syndication Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page

10.16	Releases of Guarantees and Liens	136
10.17	Treatment of Certain Information; Confidentiality	136
10.18	Automatic Debits	137
10.19	Judgment Currency	137
10.20	Patriot Act	137

-v-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.13:	Reserved
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.27:	Capitalization
Schedule 5.3(e):	Post-Closing Landlord Access Agreements
Schedule 5.3(g):	Deposit Accounts not Subject to a Deposit Account Control Agreement as of the Closing Date
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Reserved
Exhibit D:	Form of Closing Date Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibit F:	Reserved
Exhibit G:	Form of Addendum
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit H-3:	Form of Term Loan Note
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Form of Resolutions to be Adopted by the Singapore Borrower
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	Form of Notice of Conversion/Continuation
Exhibits M-1 – M-4:	Forms of U.S. Tax Compliance Certificate

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of July 3, 2012, is entered into by and among ULTRA CLEAN HOLDINGS, INC., a Delaware corporation (“Holdings”), ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC., a California corporation (“UCTSS”, the “Term Borrower” or a “U.S. Revolving Borrower”, as the context may require), AMERICAN INTEGRATION TECHNOLOGIES LLC, a Delaware limited liability company (the “Acquired Business” or a “U.S. Revolving Borrower”, as the context may require), ULTRA CLEAN ASIA PACIFIC PTE. LTD. (company registration no. 200818110D), a private company limited by shares organized in The Republic of Singapore (the “Singapore Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender and the Swingline Lender, and SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Holdings has entered into that certain Agreement and Plan of Merger, dated as of May 18, 2012 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof and thereof, the “Merger Agreement”), with the Acquired Business, AIT Holding Company L.L.C., a Delaware limited liability company (the “Seller”), and Element Merger Subsidiary, LLC, a Delaware limited liability company (the “Merger Subsidiary”), for the purpose of effecting the merger (the “Merger”) of the Merger Subsidiary with and into the Acquired Business, with the Acquired Business surviving the Merger as a wholly owned Subsidiary of UCTSS;

WHEREAS, UCTSS has entered into an intercompany loan transaction with Holdings pursuant to which UCTSS will be deemed to have loaned Initial Loan Proceeds to Holdings (in order to permit Holdings to pay such Initial Loan Proceeds to the Seller as part of the “Cash Consideration” (as defined in the Merger Agreement) to be paid by Holdings to the Seller pursuant to the Merger Agreement) in exchange for (a) the assignment by Holdings to UCTSS prior to the Closing Date of 100% of the membership interests of the Merger Subsidiary, and (b) the covenant of Holdings to apply the such Initial Loan Proceeds to the “Cash Consideration” (as defined in the Merger Agreement) payment to be made by Holdings to the Seller pursuant to the Merger Agreement.

WHEREAS, the parties hereto intend the Initial Loan Proceeds to be distributed on the Closing Date in accordance with the terms of the Flow of Funds Agreement and for the purpose of consummating the Merger and the transactions contemplated by the Merger Agreement;

WHEREAS, UCTSS and SVB are currently party to that certain Loan and Security Agreement, dated as of June 29, 2006 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof and thereof, the “Existing Credit Agreement”), pursuant to which SVB has made certain revolving loans to UCTSS (the credit facility related to the Existing Credit Agreement pursuant to which SVB has made such loans to UCTSS, the “Existing Credit Facility”);

WHEREAS, the Borrowers desire to obtain financing (a) in order to facilitate the payment by Holdings to the Seller of a portion of the “Cash Consideration” (as such term is defined in the Merger Agreement), (b) in order to repay in full the existing indebtedness of UCTSS existing under the Existing Credit Facility, (c) in order to facilitate the payment of transactional fees, costs, and expenses incurred in connection with the Loan Documents and the Merger Documents and the Transactions contemplated hereby and thereby, and (d) for working capital financing and letter of credit facilities and other general corporate purposes;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate principal amount not to exceed $80,000,000, consisting of a Term Facility in the aggregate principal amount of $40,000,000, a Revolving Facility in an aggregate principal amount of up to $40,000,000, a L/C Facility in the aggregate availability amount of $15,000,000 (as a sublimit of such Revolving Facility); and a swingline sub-facility in the aggregate availability amount of $4,000,000 (as a sublimit of such Revolving Facility);

WHEREAS, each Loan Party has agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of its respective personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrowers and to secure its respective guarantee Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of such Guarantor’s personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1        Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50%, and (c) the Eurodollar Rate plus 1.00%. Any change in the ABR due to a change in any of the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of such change.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of a Revolving Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Revolving Borrower.

“Acquired Business”: as defined in the preamble to this Agreement.

“Acquired Business Designated Deposit Account”: is any Deposit Account of the Acquired Business designated from time to time as an “Acquired Business Designated Deposit Account” for purposes of Section 6.3(c). For the avoidance of doubt, the “Acquired Business Designated Deposit Accounts” (a) in effect during the period commencing on the Closing Date and ending on the date occurring 90 days after the Closing Date shall be Bank of America Deposit Accounts numbers 5800915356, and (b) in effect at all times thereafter, in accordance with Section 6.10, shall be Silicon Valley Bank Deposit Account number 3300909391.

“Acquired Business Payoff Letter”: is any payoff letter related to any pre-existing indebtedness of the Acquired Business or IFS which is required pursuant to the terms of the Merger Agreement to be repaid in connection with the consummation of the Merger, each of which letter shall include an irrevocable authorization for the Acquired Business, IFS, or any of their respective agents, as applicable, to release all Liens in any assets of the Acquired Business or IFS which secure any such pre-existing indebtedness upon delivery of the funds described in the applicable Acquired Business Payoff Letter with respect to such pre-existing indebtedness, which funds shall be disbursed to such creditors pursuant to the terms of the Flow of Funds Agreement on the Closing Date.

“ACRA Filing Authorization Letter”: a letter, in form and substance reasonably satisfactory to the Administrative Agent and its Singapore counsel, Rajah & Tann LLP, pursuant to which the Singapore Borrower authorizes Rajah & Tann LLP (and its agents) to make such filings with the Accounting and Corporate Regulatory Authority of Singapore as are contemplated by Section 5.3.

“Addendum”: an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties”: is defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Foreign Obligor Documents”: is defined in Section 4.21(a).

“Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of Holdings and its consolidated Subsidiaries in respect of the fiscal quarter of Holdings ended March 31, 2012, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

TERM LOANS

Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans

< 0.75:1.00	3.00%	0.00%

> 0.75:1.00 but < 1.25:1.00	3.25%	0.25%

> 1.25:1.00	3.50%	0.50%

REVOLVING LOANS

Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans

< 0.75:1.00	3.00%	0.00%

> 0.75:1.00 but < 1.25:1.00	3.25%	0.25%

> 1.25:1.00	3.50%	0.50%

SWINGLINE LOANS

Consolidated Leverage Ratio	Swingline Loans

< 0.75:1.00	0.00%

> 0.75:1.00 but < 1.25:1.00	0.25%

> 1.25:1.00	0.50%

LETTER OF CREDIT FEE

Consolidated Leverage Ratio	Letter of Credit Fee

< 0.75:1.00	3.00%

> 0.75:1.00 but < 1.25:1.00	3.25%

> 1.25:1.00	3.50%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by Holdings and the Borrowers of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Sections 6.1(a) or (b) in respect of the fiscal quarter of Holdings ended March 31, 2012, the Applicable Margin shall be the rates corresponding to a Consolidated Leverage Ratio of 1.25:1.00 or more in the foregoing table, (b) if Holdings and the Borrowers fail to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of Holdings, the Applicable Margin shall be the rates corresponding to the Consolidated Leverage Ratio of 1.25:1.00 or more in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by Holdings and the Borrowers as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrowers.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Applied Materials Account”: is an Account as to which Applied Materials is the Account Debtor.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (l) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (a) $250,000, for purposes of Section 2.12(c) and (b) $100,000, for purposes of Section 6.8(e).

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Singapore Revolving Commitments”: at any time with respect to the Singapore Borrower, an amount equal to (a) the lesser of (i) the aggregate Singapore Revolving Commitments of all Lenders in effect at such time, and (ii) the Singapore Borrowing Base in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Singapore Letters of Credit at such time, minus (c) the aggregate amount of all Singapore L/C Disbursements that have not yet been reimbursed or converted into Singapore Revolving Loans at such time, minus (d) the aggregate principal balance of any Singapore Revolving Loans outstanding at such time.

“Available US Revolving Commitments”: at any time with respect to the U.S. Revolving Borrowers, an amount equal to (a) the lesser of (i) the aggregate Total Revolving Commitments of all Lenders in effect at such time, and (ii) the U.S. Borrowing Base in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time;

provided that for purposes of calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s pro rata share of the Available US Revolving Commitment pursuant to Section 2.9(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“BBA LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: is any of (a) the Term Borrower, (b) any U.S. Revolving Borrower, and (c) the Singapore Borrower.

“Borrowing Base Certificate”: a certificate to be executed and delivered from time to time by the Revolving Borrowers in substantially the form of Exhibit I, or in such other form as shall be acceptable to the Administrative Agent in form and substance.

“Borrowing Date”: any Business Day specified by an applicable Borrower in a Notice of Borrowing as a date on which such Borrower requests the relevant Lenders to make Loans to such Borrower hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to deposit in a Controlled Account or to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of one or more of the Lenders, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender; or (b) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified

Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: means any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificate of Merger”: is the certificate of merger to be filed with the Delaware Secretary of State in connection with the consummation of the Merger.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that is or are not stockholders of Holdings as of the Closing Date, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) at any time, Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Term Borrower free and clear of all Liens (except Liens created by the Security Documents); (d) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Singapore Borrower free and clear of all Liens (except Liens created by the Security Documents); (e) at any time from and after the consummation of the Merger, the Term Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Acquired Business free and clear of all Liens (except Liens created by the Security Documents); (f) at any time, a Borrower or Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Guarantor (other than Holdings) free and clear of all Liens (except Liens created by the Security Documents); or (g) at any time, any Loan Party shall suffer a material change in management.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Closing Date Solvency Certificate”: a solvency certificate in substantially the form of Exhibit D-1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties in existence as of the Closing Date pursuant to Section 5.1, which certificate shall be in form and substance satisfactory to the Administrative Agent.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable fees to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee Rate”: initially, 0.625% per annum; provided that commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of Holdings and its Subsidiaries in respect of the fiscal quarter of Holdings ended March 31, 2012, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the “Commitment Fee Rate” shall mean the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Commitment Fee Rate
≤ 0.75:1.00	0.375%
> 0.75:1.00 but ≤ 1.25:1.00	0.500%
> 1.25:1.00	0.625%

“Commitment Letter”: the Commitment Letter, dated May 18, 2012, between the Term Borrower, the Singapore Borrower, the Administrative Agent and U.S. Bank.

“Communications”: is defined in Section 10.2(d)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings and the Borrowers in substantially the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”: with respect to Holdings and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (iv) costs and expenses relating to the Transactions incurred prior to August 31, 2012 not in excess of $5,000,000 in the aggregate, plus (vi) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for a potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (vii) other one-time and non-recurring items (provided that all such charges taken pursuant to this clause (vii) during the term of this Agreement, when aggregated with all charges taken pursuant to clause (viii) below, shall not exceed $5,000,000); plus (viii) extraordinary cash charges which are approved by the Administrative Agent in writing as an ‘add back’ to Consolidated Adjusted EBITDA (provided that all such charges taken pursuant to this clause (viii) during the term of this Agreement, when aggregated with all charges taken pursuant to clause (vii) above, shall not exceed $5,000,000); minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period), plus (ii) interest income; provided that Consolidated Adjusted EBITDA for any period (except for purposes of its use in the definition of Excess Cash Flow) shall be determined on a Pro Forma Basis to give effect to the Merger and any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.

“Consolidated Capital Expenditures”: for any period, with respect to Holdings and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Holdings) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings; provided that “Consolidated Capital Expenditures” shall not include (a) expenditures in respect of normal replacements and maintenance which are properly charged to current operations, (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period.

“Consolidated Fixed Charge Coverage Ratio”: with respect to Holdings and its consolidated Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period, minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with the Loans incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to Holdings and its consolidated Subsidiaries for any period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments made during such period on account of principal of the Term Loans.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations but excluding amortization of Capital Lease Obligations) of Holdings and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day, to (b) Consolidated Adjusted EBITDA for such period; provided that for purposes of this definition, Consolidated Adjusted EBITDA for any period shall be determined on a Pro Forma Basis to give effect to the Merger and any Permitted Acquisitions or any disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period and in accordance with Regulation S-X promulgated by the SEC.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any such Person, (b) the income (or deficit) of any such Person (other than a Subsidiary of Holdings) in which Holdings or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law (other than any such Requirement of Law imposed by The People’s Republic of China which may prevent the payment of any dividends or distributions by any Subsidiary of a Loan Party to such Loan Party) applicable to such Subsidiary or any owner of Capital Stock of such Subsidiary.

“Consolidated Total Indebtedness”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clauses (f) and (g) of the definition of “Indebtedness”.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.12(e).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lender, the Swingline Lender and each Lender.

“Default Rate”: as defined in Section 2.15(c).

“Deferred Revenue”: all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Designated Deposit Account”: any of the UCTSS Designated Deposit Account, the Acquired Business Designated Deposit Account, or the Singapore Designated Deposit Account.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Disposition”: with respect to any property of any Person (including, without limitation, Capital Stock of any such Person or any of their respective Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of any such Person or any of their respective Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Cash”: at any time, the sum of (a) the aggregate amount of all unrestricted cash of the U.S. Revolving Borrowers and their respective Domestic Subsidiaries, which unrestricted cash is located in the United States and subject at such time to a perfected Lien of the Administrative Agent (held for the ratable benefit of the Secured Parties), and (b) the aggregate amount of all unrestricted Cash Equivalents of the U.S. Revolving Borrowers and their respective Domestic Subsidiaries, which Cash Equivalents are located in the United States and subject at such time to a perfected Lien of the Administrative Agent (held for the ratable benefit of the Secured Parties).

“Domestic Subsidiary”: any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States, other than any such entity that is an Excluded Foreign Subsidiary.

“Eligible Accounts”: Accounts owned by a U.S. Revolving Borrower or the Singapore Borrower, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Revolving Borrowers to the Administrative Agent, except any such Account as to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right, at any time and from time to time after the Closing Date, to establish, modify or eliminate Reserves against Eligible Accounts, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in its reasonable good faith business judgment. Eligible Accounts shall not include any Account of a Revolving Borrower:

(a)        that does not arise from the sale of goods or the performance of services by such Revolving Borrower in the ordinary course of its business;

(b)        (i) upon which such Revolving Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Revolving Borrower is not able to bring suit or otherwise enforce its remedies against the applicable Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or services rendered pursuant to a contract under which the applicable Account Debtor’s obligation to pay is subject to such Revolving Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)        to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account (but only to the extent of the amount subject to such defense, counterclaim, setoff or dispute);

(d)        that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)        that (i) is not owned by such Revolving Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favor of the Administrative Agent (held for the ratable benefit of the Secured Parties);

(f)        that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party;

(g)        that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Revolving Borrower, if necessary or desirable in the reasonable determination of the Administrative Agent, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(h)        that is the obligation of an Account Debtor located in country other than the United States or, solely in the case of the Singapore Borrower, the United States or The Republic of Singapore, other than (i) as determined on a case-by-case basis where the Administrative Agent is confident of its ability to perfect its security interest therein, or (ii) where such obligation is supported by a letter of credit, assigned and delivered to the Administrative Agent and reasonably satisfactory to the Administrative Agent as to form, amount and issuer;

(i)        to the extent any Group Member is liable to the applicable Account Debtor related to such Account for goods sold or services rendered or to be rendered by such Group Member, but only to the extent of the potential offset;

(j)        that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the applicable Account Debtor is or may be conditional;

(k)        that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)        such Account is not paid within ninety (90) days following its original invoice date (irrespective of whether the payment terms related to such Account permit payment after the 90th day following such original invoice date, unless waived by the Administrative Agent in its sole discretion);

(ii)        the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)        a petition is filed by or against the Account Debtor obligated upon such Account under any Debtor Relief Law;

(l)        that is owed by an Account Debtor where 50% or more of the aggregate Dollar amount of all Accounts owing by such Account Debtor to such Revolving Borrower are ineligible under one or more of the other criteria set forth in this definition;

(m)        as to which the Administrative Agent’s Lien is not a first priority perfected Lien;

(n)        as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;

(o)        to the extent such Account exceeds any credit limit established by the Administrative Agent, in its reasonable credit judgment;

(p)        (i) to the extent that the amount of any such Account not constituting an Applied Materials Account or a Lam Research Account, together with the aggregate amount of all other Accounts owing by the related Account Debtor and its Affiliates to such Revolving Borrower as of any date of determination exceeds 35% of all Eligible Accounts of such Revolving Borrower, (ii) to the extent that the amount of any such Account constituting an Applied Materials Account, together with the aggregate amount of all other Accounts owing by the related Account Debtor and its Affiliates to such Revolving Borrower as of any date of determination exceeds 60% of all Eligible Accounts of such Revolving Borrower, and (iii) to the extent that the amount of any such Account constituting a Lam Research Account, together with the aggregate amount of all other Accounts owing by the related Account Debtor and its Affiliates to such Revolving Borrower as of any date of determination exceeds 50% of all Eligible Accounts of such Revolving Borrower;

(q)        that is an Account which is payable by an applicable Account Debtor in any currency other than (i) with respect to the Accounts of any U.S. Revolving Borrower, Dollars or, (ii) solely with respect to the Accounts of the Singapore Borrower, Dollars or Singapore Dollars (provided that the amounts of any such Accounts which are payable in Singapore Dollars are converted into Dollars for purposes of inclusion in any Borrowing Base Certificate based upon a Singapore Dollar to Dollar currency conversion methodology that is acceptable to the Administrative Agent);

(r)        owing from an Account Debtor the amount of which may be subject to

(s)        subject to trust provisions, subrogation rights of a bonding company or a statutory trust;

(t)        owing from an Account Debtor with respect to whom such Revolving Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); or

(u)        for which the Administrative Agent, acting in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, determines collection to be doubtful.

Any Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Eligible Inventory”: Inventory of the U.S. Revolving Borrowers subject to the Lien in favor of the Administrative Agent (held for the ratable benefit of the Secured Parties) created by the Security Documents; provided that the Administrative Agent shall have the right, at any time and from time to time after the Closing Date, acting in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, to establish, modify or eliminate Reserves against Eligible Inventory, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Inventory; provided further that none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(a)        Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, or on which a Lien has arisen or may arise in favor of agricultural producers under any comparable Laws;

(b)        Inventory which is not owned by the applicable U.S. Revolving Borrower free and clear of all Liens and rights of others (other than Liens granted in favor of the Administrative Agent for the ratable benefit of the Secured Parties), including Inventory located on leaseholds as to which the lessor has not entered into a consent and agreement providing the Administrative Agent with the right to receive notices of default, the right to repossess such Inventory at any time and such other rights as may be requested by the Administrative Agent;

(c)        Inventory that is obsolete, spoiled, damaged, unusable or otherwise unavailable for sale;

(d)        Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(e)        Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(f)        Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the applicable U.S. Revolving Borrower has received notice of a dispute in respect of any such agreement;

(g)        Inventory located outside the United States;

(h)        Inventory that is not in the possession of or under the sole control of the applicable U.S. Revolving Borrower;

(i)        Inventory with respect to which the representations and warranties set forth in Section 4 of the Guarantee and Collateral Agreement applicable to Inventory are not correct in any material respect;

(j)        Inventory in respect of which the Guarantee and Collateral Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, securing the Obligations;

(k)        Inventory which is comingled with property of a person other than the applicable U.S. Revolving Borrower; and

(l)        Inventory which, in the Administrative Agent’s reasonable good faith discretion (from the perspective of a secured asset-based lender), is unacceptable due to age, type, category or quantity or is otherwise ineligible.

Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as such Inventory shall meet all of the foregoing requirements. Notwithstanding anything to the contrary contained herein, the aggregate amount of all Eligible Inventory at any time included in the U.S. Borrowing Base shall not exceed the lesser of (x) $15,000,000, and (y) an amount equal to 50% of the aggregate amount of all U.S. Eligible Accounts included in the U.S. Borrowing Base at such time.

“Eligible Syndication Transferee”: is any of (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, that has (together with its Affiliates) total assets in excess of $250,000,000 and that is regulated by the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Office of Thrift Supervision, and (d) any Affiliate (other than individuals) of a pre-existing Lender.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to (a) a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be a rate equal to the British Bankers’ Association LIBOR Rate (“BBA LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying BBA LIBOR); and (b) an ABR Loan, the rate per annum determined by the Administrative Agent to be BBA LIBOR (for delivery on the first day of such Interest Period) with a term of one month in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying BBA LIBOR). In the event that the Administrative Agent determines that BBA LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, in the case of a Eurodollar Loan, and of one month, in the case of an ABR Loan, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon clause (a) of the definition of “Eurodollar Base Rate”.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

                        Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Revolving Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year (or other period) of Holdings, the excess, if any, of Consolidated Adjusted EBITDA for such fiscal year over the sum, without duplication, of (a) consolidated interest expense (including any non-cash interest expense amounts), plus (b) provisions for current taxes based on income of Holdings and its consolidated Subsidiaries and payable in cash with respect to such period, plus (c) the aggregate amount actually paid by Holdings and its consolidated Subsidiaries in cash during such fiscal year (or other period) on account of Consolidated Capital Expenditures of Holdings and its consolidated Subsidiaries (excluding the principal amount of Loans incurred in connection with such expenditures, and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), plus (d) the aggregate amount of all optional prepayments by the Term Borrower of the Term Loans during such fiscal year (or other period) (excluding, in each case, prepayments to the extent financed with proceeds of other Indebtedness), plus (e) the aggregate amount of all regularly scheduled principal payments by Holdings and its consolidated Subsidiaries of Funded Debt (including the Term Loans) made during such fiscal year (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), plus (f) costs and expenses incurred prior to August 31, 2012, to the extent that such costs and expenses relate to the Transactions, are paid in cash and do not exceed $5,000,000 in the aggregate for all such costs and expenses paid during the term of this Agreement, plus (g) other one-time and non-recurring cash items, plus (h) extraordinary cash charges which are approved by the Administrative Agent in writing as an “add-back” to Consolidated Adjusted EBITDA; provided that any of the foregoing items specified in clauses (f), (g) and (h) may only be included in the calculation of “Excess Cash Flow” to the extent such items are permissibly “added-back” to Consolidated Net Income for purposes of calculating Consolidated Adjusted EBITDA.

“Excess Cash Flow Application Date”: as defined in Section 2.12(d).

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) that is a Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (iii) substantially all of the assets of which are equity interests in a “controlled foreign corporation” as defined in Section 957 of the Code.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes; (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (d) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f); and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Existing Credit Facility”: as defined in the recitals to this Agreement.

“Existing Lender”: is SVB, in its capacity as lender under the Existing Credit Facility.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“First Tier Foreign Subsidiary”: at any date of determination with respect to a Loan Party, each Foreign Subsidiary in which such Loan Party owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“Flow of Funds Agreement”: is that certain Flow of Funds Memorandum, dated as of the Closing Date, among Holdings, UCTSS, the Seller and the Administrative Agent regarding the disbursement of the Initial Loan Proceeds on the Closing Date and such other matters as may be agreed to by the Borrowers and the Administrative Agent.

“Foreclosed Borrowers”: as defined in Section 2.25.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Law Pledge Agreement”: in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First-Tier Foreign Subsidiary owned by such Loan Party, any pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such First-Tier Foreign Subsidiary is organized and executed by such Loan Party (and, as applicable, such First-Tier Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent possible under the laws of such foreign jurisdiction.

“Foreign Pledge Documents”: collectively, in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First-Tier Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such First-Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of the pledged Equity Interests in such First Tier-Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the Board of Directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such First-Tier Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: in respect of Loan Party, any Subsidiary of such Loan Party that is not a Domestic Subsidiary of such Loan Party.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt”: as to any Person, all Indebtedness of such Person which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of any Borrower, Indebtedness of such Borrower in respect of the Loans made to such Borrower hereunder.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ or any Borrower’s consolidated financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America, The Republic of Singapore or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”: the collective reference to Holdings, the Borrowers and each of their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any

Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to Holdings, each U.S. Revolving Borrower, UCT Sieger, and each Material Domestic Subsidiary of any Loan Party (other than the Singapore Borrower) which becomes a Guarantor after the Closing Date pursuant to the terms hereof and the Guarantee and Collateral Agreement.

“Holdings”: has the meaning in the preamble hereto.

“Holdings Patent Security Agreement”: that certain Patent Security Agreement, dated as of the Closing Date, between Holdings and the Administrative Agent.

“IFS”: is Integrated Flow Systems, LLC, a California limited liability company and wholly owned Subsidiary of the Acquired Business.

“IFS Patent Security Agreement”: that certain Patent Security Agreement, dated as of the Closing Date, between IFS and the Administrative Agent.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of any Loan Party (other than a Subsidiary of the Singapore Borrower) designated as such by such Loan Party in writing and which as of such date holds assets representing 5% or less of such Loan Party’s consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than 5% of such Loan Party’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries of any Loan Party that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 5% or more of such Loan Party’s consolidated total assets as of such date or have generated 5% or more of such Loan Party’s consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP.

“Incurred”: as defined in the definition of “Pro Forma Basis”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: is defined in Section 10.5(b).

“Initial Loan Proceeds”: is the aggregate amount of Term Loans, Revolving Loans and Swingline Loans, as applicable, made by the Lenders to the Borrowers on the Closing Date.

“Insider Indebtedness”: is any indebtedness owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”: is any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by an applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by such applicable Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)        if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or, with respect to the Term Borrower, beyond the date final payment is due on the Term Loans (in the case of Term Loans);

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)        each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with such Person’s operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any affiliate thereof, in its capacity as issuer of any Letter of Credit (including, without limitation, each Existing Letter of Credit), and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Lam Research Account”: is an Account as to which Lam Research Corporation is the Account Debtor.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by any applicable Revolving Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit and each Singapore Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrowers and their respective Subsidiaries.

“Liquidity Event”: any instance in which Liquidity is less than (a) $30,000,000, at any time during the period of 12 consecutive months following the Closing Date, and (b) $35,000,000 at any time thereafter, as reasonably determined by the Administrative Agent and as evidenced by the delivery of periodic Liquidity Reports. Any such Liquidity Event shall continue until the Borrowers deliver a Liquidity Report to the Administrative Agent indicating, to the reasonable satisfaction of the Administrative Agent, that a Liquidity Event has ceased to exist.

“Liquidity Event Determination Date”: is defined in Section 2.9(e).

“Liquidity Report”: a report, in form and substance satisfactory to the Administrative Agent, delivered by the Borrowers to the Administrative Agent which discloses, as of the date of such report, the amount of Liquidity as of such date.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the SVB Fee Letter, the U.S. Bank Fee Letter, the Flow of Funds Agreement, the Closing Date Solvency Certificate, the Collateral Information Certificate, the Payoff Letter, each L/C-Related Document, each Compliance Certificate, each Borrowing Base Certificate, each Liquidity Report, each Notice of Borrowing, each Notice of Conversion/Continuation, the ACRA Filing Authorization Letter, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Revolving Lenders”: at any time, (a) if only one Revolving Lender holds the Total Revolving Commitment at such time, such Revolving Lender, both before and after the termination of such Revolving Commitment; and (b) if more than one Revolving Lender holds the Total Revolving Commitment, at least two Revolving Lenders who hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.

“Majority Term Lenders”: at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who hold more than 50% of the principal sum of all Term Loans outstanding; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(e).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of any Borrower, individually, or the Borrowers and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, or of the ability of any Loan Party to perform its respective Obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment in the value of the Collateral pledged by any Loan Party pursuant to any Loan Document.

“Material Domestic Subsidiary”: any Material Subsidiary which is also a Domestic Subsidiary.

“Material First-Tier Foreign Subsidiary”: any Material Foreign Subsidiary which is also a First Tier Foreign Subsidiary.

“Material Foreign Subsidiary”: any Material Subsidiary which is also a Foreign Subsidiary.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Merger”: as defined in the recitals to this Agreement.

“Merger Agreement”: as defined in the recitals to this Agreement.

“Merger Documents”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Merger Effective Time”: is the time, on the Closing Date, at which the Certificate of Merger filed with the Delaware Secretary of State in connection with the Merger becomes effective.

“Merger Subsidiary”: as defined in the recitals to this Agreement.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the applicable Person’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by such Person in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: means a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: means a notice substantially in the form of Exhibit L.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any Lender and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any Lender, and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document) or otherwise.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payoff Letter”: a letter in form and substance reasonably satisfactory to the Administrative Agent and the Existing Lender, dated as of a date prior to the Closing Date and executed by each of the Existing Lender and UCTSS to the effect that upon receipt by the Existing Lender of the “payoff amount” (however designated) referenced therein, (a) the obligations of the Group Members under the Existing Credit Facility shall be satisfied in full, (b) the Liens held by the Existing Lender to secure the obligations of UCTSS arising under and in connection with the Existing Credit Facility shall terminate without any further action, and (c) UCTSS and the Administrative Agent (and their respective counsel and such counsels’ agents) shall be entitled to file UCC-3 amendment statements, USPTO releases, USCRO releases and any other releases reasonably necessary to further evidence the termination of such Liens.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: as defined in Section 7.8(n).

“Permitted Refinancing Indebtedness”: Indebtedness (“Refinancing Indebtedness”) issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) such Guarantee Obligations, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the applicable Group Member to be no less favorable to such Group Member and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantee Obligations, if any, in respect of such Refinanced Indebtedness.

“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: is defined in Section 10.2(d)(i).

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Process Agent” is defined in Section 10.14.

“Pro Forma Basis”: with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a)        pro forma effect will be given to any Indebtedness incurred (“Incurred”) by such Loan Party or any of its Subsidiaries, including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b)        pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c)        Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period; and

(d)        pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of such Loan Party or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by Holdings and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (a) the consummation of the Merger, (b) the Loans to be made on the Closing Date and the use of proceeds thereof and (c) the payment of fees and expenses in connection with the foregoing, in each case prepared for (i) the most recently ended fiscal quarter as if such transactions had occurred on such date and (ii) on a quarterly basis through the first full fiscal year after the Closing Date or subsequent Borrowing Date, as applicable, and on an annual basis for each fiscal year thereafter through the Revolving Termination Date, in each case demonstrating pro forma compliance with the covenants set forth in Section 7.1.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: is defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Term Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the Term Borrower stating that no Event of Default has occurred and that the Term Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Term Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event, and (b) the date on which the Term Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Term Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 2.23.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Revolving Commitments, then at least two Lenders who hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: with respect to any of the U.S. Borrowing Base or the Singapore Borrowing Base, reserves against U.S. Eligible Accounts, the Singapore Eligible Accounts and/or Eligible Inventory, as applicable, that the Administrative Agent may, in its reasonable credit judgment, establish from time to time to (a) reflect events, conditions, contingencies or risks which do or may adversely affect (i) the Collateral of the applicable Revolving Borrower, (ii) the assets of the applicable Revolving Borrower, (iii) the Liens (held by the Administrative Agent for the ratable benefit of the Lenders) and other rights of the Administrative Agent in the Collateral of the applicable Revolving Borrower, (b) reserve against any Accounts of the applicable Revolving Borrower payable in foreign currencies, or (c) address any state of facts which the Administrative Agent determines in good faith constitutes or with the passage of time may constitute an Event of Default.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Borrower”: is any of the Singapore Borrower or any U.S. Revolving Borrower.

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments is $40,000,000. The Singapore Revolving Commitment, the L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder (including under the Singapore Revolving Facility and the U.S. Revolving Facility).

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan”: any of a U.S. Revolving Loan or a Singapore Revolving Loan.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Revolving Borrowers and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”: as defined in Section 10.6(b)(v).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: is the date occurring on the four year anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, each Intellectual Property Security Agreement, the Singapore Debenture, each SVB Deposit Account Control Agreement, each other Deposit Account Control Agreement, each Securities Account Control Agreement, each Foreign Pledge Document, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Seller”: as defined in the recitals hereto.

“Singapore Borrower”: as defined in the recitals to this Agreement.

“Singapore Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum of (a) up to 80% of the book value of the Singapore Eligible Accounts as of such date, less (b) the amount of any Reserves established by the Administrative Agent as of such date with respect to the Singapore Eligible Accounts or the “Singapore Borrowing Base”.

“Singapore Companies Act” means the Companies Act (Chapter 50) of Singapore.

“Singapore Debenture”: that certain Debenture, of near or even date herewith, between the Singapore Borrower, as chargor thereunder, and the Administrative Agent, as chargee thereunder (for the ratable benefit of the Secured Parties).

“Singapore Designated Deposit Account”: is the Deposit Account of the Singapore Borrower designated from time to time as the “Singapore Designated Deposit Account” for purposes of Section 6.3(c). For the avoidance of doubt, the “Singapore Designated Deposit Account” (a) in effect during the period commencing on the Closing Date and ending on the date occurring 90 days after the Closing Date shall include Standard Chartered Bank deposit account numbers 017-0239-977 and 010-2276-250, and (b) in effect at all times thereafter, in accordance with Section 6.10, shall be Silicon Valley Bank deposit account number 3300909136.

“Singapore Dollar”: is the lawful currency of The Republic of Singapore.

“Singapore Eligible Accounts”: any Eligible Account owned by the Singapore Borrower.

“Singapore L/C Commitments”: a portion of the Total L/C Commitments equal to $15,000,000.

“Singapore L/C Disbursement”: is any L/C Disbursement made by the Issuing Lender pursuant to a Singapore Letter of Credit.

“Singapore L/C Percentage”: as to any L/C Lender at any time, the percentage of the Singapore L/C Commitments represented by such L/C Lender’s Singapore L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“Singapore Letter of Credit”: is any Letter of Credit issued by the Issuing Lender for the account of the Singapore Borrower pursuant to the terms hereof.

“Singapore Overadvance”: as defined in Section 2.8(a).

“Singapore Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Singapore Revolving Loans and to participate in Singapore Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Singapore Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The Singapore Revolving Commitment and the Singapore L/C Commitment are each sublimits of the Revolving Commitments.

“Singapore Revolving Extension of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Singapore Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Singapore Letters of Credit at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all Singapore L/C Disbursements that have not yet been reimbursed or converted into Singapore Revolving Loans at such time.

“Singapore Revolving Facility”: the extensions of credit made to the Singapore Borrower under the Revolving Facility.

“Singapore Revolving Loan”: is a Loan made to the Singapore Borrower by the Revolving Lenders pursuant to Section 2.4.

“Singapore Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Singapore Revolving Commitment then constitutes of the Total Singapore Revolving Commitments or, at any time after the Singapore Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Singapore Revolving Loans then outstanding constitutes of the aggregate principal amount of all Singapore Revolving Loans then outstanding; provided that in the event that the Singapore Revolving Loans are paid in full prior to the reduction to zero of the Total Singapore Revolving Commitments, the Singapore Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Singapore Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Singapore Settlement Date”: as defined in Section 2.4(b)(iii).

“Singapore Stamp Duties Act”: the Stamp Duties Act (Chapter 312) of The Republic of Singapore.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by a Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.13.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by a Loan Party and evidencing Indebtedness of such Loan Party which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations or the Guaranteed Obligations, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings or a Borrower, as the context may require.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“SVB”: as defined in the preamble hereto.

“SVB Deposit Account Control Agreement”: any Deposit Account Control Agreement, of near or even date herewith, among a Loan Party, the Administrative Agent and SVB.

“SVB Fee Letter”: is that certain fee letter agreement dated May 18, 2012, among the Term Borrower, the Singapore Borrower and the Administrative Agent.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $4,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrower”: as defined in the preamble to this Agreement.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Term Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $40,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Term Borrower and the Lenders.

“Term Loan Maturity Date”: is the date occurring on the four year anniversary of the Closing Date.

“Term Loan Note”: a promissory note in the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Register”: as defined in Section 10.6(b)(v).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments, Total Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $15,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the U.S. Revolving Extensions of Credit held by such Lender then outstanding, plus (b) the Singapore Revolving Extensions of Credit held by such Lender then outstanding.

“Total Singapore Revolving Commitments”: at any time, the aggregate amount of the Singapore Revolving Commitments then in effect. The original amount of the Total Singapore Revolving Commitments is $15,000,000.

“Total Singapore Revolving Extensions of Credit”: at any time, the aggregate amount of the Singapore Revolving Extensions of Credit outstanding at such time.

“Total U.S. Revolving Extensions of Credit”: at any time, the aggregate amount of the U.S. Revolving Extensions of Credit outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Transactions”: as defined in Section 5.1(b).

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCT Sieger”: is UCT Sieger Engineering LLC, a Delaware limited liability company.

“UCTSS”: is defined in the preamble hereto.

“UCTSS Designated Deposit Account”: is the Deposit Account of UCTSS designated as the “UCTSS Designated Deposit Account” for purposes of Section 6.3(c). For the avoidance of doubt, the “UCTSS Designated Deposit Account” shall be Silicon Valley Bank Deposit Account number 3300670390.

“UCTSS Patent and Trademark Security Agreement”: that certain Patent and Trademark Security Agreement, dated as of the Closing Date, between the Term Borrower and the Administrative Agent.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“USCRO”: the US Copyright Office.

“USPTO”: the US Patent and Trademark Office.

“U.S. Bank”: is U.S. Bank National Association. Unless otherwise indicated, references herein to U.S. Bank shall be references to such Person in its capacity as Joint Lead Arranger hereunder.

“U.S. Bank Fee Letter”: is that certain fee letter agreement dated May 18, 2012, among the Term Borrower, the Singapore Borrower and U.S. Bank.

“U.S. Borrower”: is any of any U.S. Revolving Borrower and the Term Borrower.

“U.S. Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum of up to (a) 80% of the book value of U.S. Eligible Accounts as of such date, plus (b) 30% of Eligible Inventory located in the United States as of such date, valued at the lower of cost (determined on a first in, first out basis) or market (provided that the aggregate amount of availability under this clause (b) shall not exceed at any time the lesser of (x) $15,000,000, and (y) an amount equal to 50% of the aggregate amount of all U.S. Eligible Accounts included in the U.S. Borrowing Base at such time), less (c) in each case, the amount of any Reserves established by the Administrative Agent with respect to the U.S. Eligible Accounts, the Eligible Inventory or the “U.S. Borrowing Base” as of such date.

“U.S. Eligible Accounts”: the collective reference to the Eligible Accounts owned by the U.S. Revolving Borrowers.

“U.S. L/C Disbursement”: is any L/C Disbursement made by the Issuing Lender pursuant to a U.S. Letter of Credit.

“U.S. Letter of Credit”: is any Letter of Credit issued by the Issuing Lender for the account of a U.S. Revolving Borrower pursuant to the terms hereof.

“U.S. Overadvance”: as defined in Section 2.8(b).

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolving Borrower”: any of (a) UCTSS, and (b) the Acquired Business.

“U.S. Revolving Extension of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all U.S. Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding U.S. Letters of Credit (including any Existing Letters of Credit) at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all U.S. L/C Disbursements that have not yet been reimbursed or converted into U.S. Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“U.S. Revolving Facility”: the extensions of credit made to the U.S. Revolving Borrowers under the Revolving Facility.

“U.S. Revolving Loan”: is any Loan made by the Revolving Lenders to any U.S. Revolving Borrower pursuant to Section 2.4.

“U.S. Settlement Date”: as defined in Section 2.4(a)(iii).

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“Voting Stock”: as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) of such Person having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Loan Party.

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

1.2        Other Definitional Provisions.

(a)        Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)        As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)        The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1        Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to the Term Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Term Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Notwithstanding the foregoing, no Term Loans which constitute Eurodollar Loans will be made on the Closing Date.

2.2        Procedure for Term Loan Borrowing. The Term Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Closing Date (with originals to follow within 3 Business Days)) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Pacific time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall fund the proceeds of the Term Loans to be made on the Closing Date in accordance with the terms and conditions of the Flow of Funds Agreement.

2.3        Repayment of Term Loans. The Term Loans of each Term Lender shall be repaid by the Term Borrower in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

September 30, 2012	$2,500,000
December 31, 2012	$2,500,000
March 31, 2013	$2,500,000
June 30, 2013	$2,500,000
September 30, 2013	$2,500,000
December 31, 2013	$2,500,000
March 31, 2014	$2,500,000
June 30, 2014	$2,500,000
September 30, 2014	$2,500,000
December 31, 2014	$2,500,000
March 31, 2015	$2,500,000
June 30, 2015	$2,500,000
September 30, 2015	$2,500,000
December 31, 2015	$2,500,000
March 31, 2016	$2,500,000
Term Loan Maturity Date	$2,500,000

To the extent not previously paid, all then outstanding Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4        Revolving Commitments.

(a)        The U.S. Revolving Facility.

(i)        Subject to the terms and conditions hereof, the Revolving Lenders severally agree to make U.S. Revolving Loans to the U.S. Revolving Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which does not exceed an amount equal to the difference between (A) the Total Revolving Commitments, and (B) the sum of (1) the aggregate principal amount of all Swingline Loans outstanding at such time, (2) the aggregate amount of all Revolving Loans outstanding at such time, (3) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (4) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. In addition, after giving effect to any requested borrowing of U.S. Revolving Loans, (x) the amount of the Total Revolving Extensions of Credit then outstanding shall not exceed the amount of the Total Revolving Commitments at such time, (y) the amount of the U.S. Revolving Extensions of Credit then outstanding shall not exceed the lesser of (I) the Total Revolving Commitments at such time, and (II) the U.S. Borrowing Base at such time, and (z) the aggregate amount of the Revolving Extensions of Credit of each such Revolving Lender shall not exceed the respective Revolving Commitment of such Revolving Lender. During the Revolving Commitment Period, the U.S. Revolving Borrowers may use the Revolving Commitments by borrowing, prepaying the U.S. Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Each U.S. Revolving Loan may from time to time be a Eurodollar Loan or an ABR Loan, as determined by the applicable U.S. Revolving Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Notwithstanding anything to the contrary contained herein, at any time during which a Liquidity Event exists, no U.S. Revolving Loans may be borrowed as, converted to or continued as a Eurodollar Loan.

(ii)        The U.S. Revolving Borrowers shall repay all outstanding U.S. Revolving Loans on the Revolving Termination Date; provided, however, that during the existence of a Liquidity Event, the U.S. Revolving Loans shall be repaid from funds in the Acquired Business Designated Deposit Account and the UCTSS Designated Deposit Account, in each case, in accordance with Section 6.3(c).

(b)        The Singapore Revolving Facility.

(i)        Subject to the terms and conditions hereof, the Revolving Lenders severally agree to make Singapore Revolving Loans to the Singapore Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Singapore Revolving Loans at any one time outstanding which does not exceed an amount equal to the difference between (A) the Total Singapore Revolving Commitment, and (B) the sum of (1) the aggregate principal amount of all Singapore Revolving Loans outstanding at such time, (2) the aggregate undrawn amount of all Singapore Letters of Credit outstanding at such time, and (3) the aggregate amount of all Singapore L/C Disbursements that have not yet been reimbursed or converted into Singapore Revolving Loans at such time. In addition, after giving effect to any requested borrowing of Singapore Revolving Loans, (x) the amount of the Total Singapore Revolving Extensions of Credit shall not at any time exceed the lesser of (I) the Total Singapore Revolving Commitments at such time, and (II) the Singapore Borrowing Base at such time, (y) the availability limitations specified in Section 2.4(a)(i) shall be satisfied after giving effect to any such Singapore Revolving Loan requested by the Singapore Borrower and after giving effect to any other requests for credit extensions under the Revolving Facility then pending, and (z) the aggregate amount of the Singapore Revolving Extensions of Credit of each such Revolving Lender shall not exceed the respective Singapore Revolving Commitment of such Revolving Lender. During the Revolving Commitment Period, the Singapore Borrower may use the Singapore Revolving Commitments by borrowing, prepaying the Singapore Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Singapore Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Singapore Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Notwithstanding anything to the contrary contained herein, at any time during which a Liquidity Event exists, no Singapore Revolving Loans may be borrowed as, converted to or continued as a Eurodollar Loan.

(ii)        The Singapore Borrower shall repay all outstanding Singapore Revolving Loans on the Revolving Termination Date; provided, however, that during the existence of a Liquidity Event, the Singapore Revolving Loans shall be repaid from funds in the Singapore Designated Deposit Account in accordance with Section 6.3(c).

2.5        Procedure for Revolving Loan Borrowing. Each U.S. Revolving Borrower may borrow under the Revolving Commitments and the Singapore Borrower may borrow under the Singapore Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that such Revolving Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the U.S. Revolving Facility or Singapore Revolving Facility, as applicable, to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing of, conversion to or continuation of a Eurodollar Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 3.5(b) and 2.7(b), each borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available U.S. Revolving Commitments or Available Singapore Revolving Commitments, as applicable, are less than $500,000, such lesser amount). Upon receipt of any such Notice of Borrowing from a Revolving Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable Revolving Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the applicable Revolving Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Revolving Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the applicable Revolving Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that the Administrative Agent shall distribute the proceeds of the Revolving Loans to be made on the Closing Date in accordance with the terms and conditions of the Flow of Funds Agreement.

2.6        Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the U.S. Revolving Borrowers under the U.S. Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the U.S. Revolving Borrowers; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect,

(b) no U.S. Revolving Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available U.S. Revolving Commitments would be less than zero, and (c) no U.S. Revolving Borrower shall use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, each U.S. Revolving Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only and shall be made only in Dollars. To the extent not required by the terms hereof to be repaid prior thereto, the U.S. Revolving Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7        Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)        Whenever any U.S. Revolving Borrower desires that the Swingline Lender make Swingline Loans, such U.S. Revolving Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 P.M., Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the applicable U.S. Revolving Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the applicable U.S. Revolving Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the applicable U.S. Revolving Borrower no later than five Business Days after the advance of such Swingline Loan.

(b)        The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of any applicable U.S. Revolving Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M., Pacific time, and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 10:00 A.M., Pacific time, one Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. Each U.S. Revolving Borrower irrevocably authorizes the Swingline Lender to charge such U.S. Revolving Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c)        If prior to the time that an applicable U.S. Revolving Borrower has repaid the Swingline Loans made to such U.S. Revolving Borrower pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b)

or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d)        Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)        Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any applicable U.S. Revolving Borrower may have against the Swingline Lender, any U.S. Revolving Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any applicable U.S. Revolving Borrower, (iv) any breach of this Agreement or any other Loan Document by any U.S. Revolving Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)        The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the U.S. Revolving Borrowers. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

2.8        Overadvances.

(a)        Overadvances under the U.S. Revolving Facility. If at any time or for any reason the amount of the Total U.S. Revolving Extensions of Credit exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the amount of the U.S. Borrowing Base then in effect (any such excess, a “U.S. Overadvance”), the U.S. Revolving Borrowers shall immediately pay the full amount of such U.S. Overadvance to the Administrative Agent, without notice or demand, for application against the U.S. Revolving Extensions of Credit then outstanding in accordance with the terms hereof. Any prepayment of any U.S. Revolving Loan that is a Eurodollar Loan hereunder shall be subject to the U.S. Revolving Borrowers’ obligation to pay any amounts owing pursuant to Section 2.21.

(b)        Overadvances under the Singapore Revolving Facility. If at any time or for any reason the amount of the Total Singapore Revolving Extensions of Credit exceeds the lesser of (x) the amount of the Singapore Revolving Commitments then in effect, and (y) the amount of the Singapore Borrowing Base then in effect (any such excess, a “Singapore Overadvance”), the Borrowers shall immediately pay the full amount of such Singapore Overadvance to the Administrative Agent, without notice or demand, for application against the Singapore Revolving Extensions of Credit then outstanding in accordance with the terms hereof. Any prepayment of any Singapore Revolving Loan that is a Eurodollar Loan hereunder shall be subject to the Revolving Borrowers’ obligations to pay any amounts owing pursuant to Section 2.21.

2.9        Fees.

(a)        Commitment Fee. As additional compensation for the Total Revolving Commitments, the U.S. Revolving Borrowers shall pay to the Administrative Agent for the account of the Lenders, a fee for the Revolving Borrowers’ non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on June 30, 2012, on the first day of each calendar quarter occurring thereafter prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate times the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. For the avoidance of doubt, the outstanding amount of any Swingline Loans shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the Commitment Fee.

(b)        Fee Letter Fees. The Borrowers agree to pay to the Administrative Agent and to U.S. Bank, as applicable, all fees contemplated by the SVB Fee Letter and the U.S. Bank Fee Letter, and to perform all of their other respective obligations thereunder.

(c)        Collateral Handling Fees. To compensate the Administrative Agent for its Collateral agency and monitoring activities, the U.S. Revolving Borrowers will pay to the Administrative Agent a monthly handling fee of $2,000 per month in advance on any date (each, a “Liquidity Event Determination Date”) on which the Administrative Agent determines that a Liquidity Event has occurred, and thereafter on each one month anniversary of such Liquidity Event Determination Date until such time as the Administrative Agent has determined that such Liquidity Event has ceased to exist.

(d)        Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

(e)        Increase in Fees. At any time that an Event of Default exists, upon the request of the Required Lenders, the amount of any of the foregoing fees due under subsections (b), (c) and (d) shall be increased by adding 2.00% per annum thereto.

2.10        Termination or Reduction of Revolving Commitments, L/C Commitments. The U.S. Revolving Borrowers shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or from time to time to reduce the amount of the Total Revolving Commitments; and the Singapore Borrower shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Singapore Revolving Commitments or from time to time to reduce the amount of the Total Singapore Revolving Commitments; provided (a) the U.S. Revolving Borrowers may not terminate the Total Revolving Commitments to an amount that is less than the Total Singapore Revolving Commitments without a corresponding termination or reduction by the Singapore Borrower of the Total Singapore Revolving Commitments; (b) no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans of the U.S. Revolving Borrowers and Swingline Loans of the U.S. Revolving Borrowers to be made on the effective date thereof (i) the amount of the Total U.S. Revolving Extensions of Credit then outstanding would exceed the lesser of (A) the Total Revolving Commitments then in effect, and (B) the U.S. Borrowing Base then in effect; (ii) the amount of the Total Singapore Revolving Extensions of Credit would exceed the lesser of (A) the Total Singapore Revolving Commitments then in effect, and (B) the Singapore Borrowing Base then in effect; and (iii) the amount of the Total Revolving Extensions of Credit then outstanding would exceed the amount of the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof, and shall reduce permanently the Total Revolving Commitments (or, as applicable, the Total Singapore Revolving Commitments) then in effect; provided that, if in connection with any such reduction or termination of the Total Revolving Commitments or the Singapore Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Revolving Borrower to whom such Eurodollar Loan has been made shall also pay any amounts owing pursuant to Section 2.21. The U.S. Revolving Borrowers shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the U.S. Revolving Borrowers or, from time to time, to reduce the amount of the Total L/C Commitments available to the U.S. Revolving Borrowers and the Singapore Borrower shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Singapore L/C Commitments available to the Singapore Borrower or, from time to time, to reduce the amount of the Total Singapore L/C Commitments available to the Singapore Borrower; provided that, in any such case, no such termination or reduction of the Total L/C Commitments or Total Singapore L/C Commitments, as applicable, shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced) or the Total Singapore L/C Commitments shall be reduced to an amount that would result in the aggregate Singapore L/C Exposure exceeding the Total Singapore L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof, and shall reduce permanently the Total L/C Commitments or, as applicable, the Total Singapore L/C Commitments then in effect with respect to such Revolving Borrower.

2.11        Optional Loan Prepayments. Each Borrower may at any time and from time to time prepay the Loans having been made to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower to whom such Eurodollar Loan has been made shall also pay any amounts owing pursuant to Section 2.21; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.11 shall be applied to the prepayment of installments due in respect of the Term Loans in reverse order of maturity and in accordance with Section 2.3 and 2.18(b).

2.12        Mandatory Prepayments.

(a)        If any Capital Stock (other than any Capital Stock which has been issued by the Term Borrower or any of its Subsidiaries, as applicable, solely in contemplation of, and which is actually used as consideration for, any Permitted Acquisition) shall be issued by the Term Borrower or any of its Subsidiaries (excluding Capital Stock issued to a Loan Party), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e).

(b)        If any Indebtedness shall be incurred by the Term Borrower or any of its Subsidiaries in an amount in excess of $250,000 (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e).

(c)        If on any date the Term Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $250,000 in any fiscal year of the Term Borrower, and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e).

(d)        (i) If there shall be Excess Cash Flow for any fiscal year of Holdings as of the last day of which fiscal year the aggregate outstanding principal amount of the Term Loans equals or exceeds $20,000,000, the Term Borrower shall, on the relevant Excess Cash Flow Application Date, apply 33% of such Excess Cash Flow toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e), and (ii) if there shall be Excess Cash Flow for any fiscal year of Holdings as of the last day of which fiscal year the aggregate outstanding principal amount of the Term Loans equals or exceeds $10,000,000 but is less than $20,000,000, the Term Borrower shall, on the relevant Excess Cash Flow Application Date, apply 25% of such Excess Cash Flow toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e). Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the earliest of (x) the date on which the financial statements of the Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent, (y) the date such financial statements are actually delivered and (z) March 31st of such year.

(e)        Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of installments due in respect of the Term Loans in reverse order of maturity and in accordance with Sections 2.3 and 2.18(b) (provided that any Term Lender may decline any such prepayment (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts. Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Term Borrower shall deliver to the Administrative Agent and each Term Lender notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.12 not less than five Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment, and (iii) the options of each Term Lender to (x) decline or accept its share of such prepayment and (y) to accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than three Business Days prior to the Mandatory Prepayment Date.

(f)        The Term Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Responsible Officer of the Term Borrower setting forth in reasonable detail the calculation of the amount of such prepayment or reduction and (ii) to the extent practicable, at least ten days prior written notice of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(g)        No prepayment fee shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.12.

2.13        Conversion and Continuation Options.

(a)        Each Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.17, each Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing or at any time during the existence of a Liquidity Event. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)        Subject to Section 2.17, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower’s giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent by no later than 10:00 A.M., Pacific time, on the date occurring three Business Days preceding the proposed continuation date and otherwise in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing or at any time during the existence of a Liquidity Event; provided further that if an applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14        Limitations on Eurodollar Tranches.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.15        Interest Rates and Payment Dates.

(a)        Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b)        Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)        During the continuance of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a).

(d)        Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16        Computation of Interest and Fees.

(a)        Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate (or, as applicable, on the basis of the Eurodollar Rate), the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate (and, as applicable, of the determination of the Eurodollar Rate applicable to an ABR Loan). Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)        Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of an applicable Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17        Inability to Determine Interest Rate.    If prior to the first day of any Interest Period, or as applicable, on any day on which an ABR Loan bearing interest determined by reference to the Eurodollar Rate is outstanding), the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) in connection with any request for a Eurodollar Loan, a request for an ABR Loan to bear interest with reference to the Eurodollar Rate, or a conversion to or a continuation of either of the foregoing that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrowers and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (w) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any such requested ABR Loans which were to have utilized a Eurodollar Rate component in determining the ABR shall not utilize a Eurodollar Rate component in determining the ABR applicable to such requested ABR Loan, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurodollar Loans, and the utilization of the Eurodollar Rate component in determining the ABR shall be suspended.

2.18        Pro Rata Treatment and Payments.

(a)        Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)        Except as otherwise provided herein, each payment (including each prepayment) by the Term Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the Term Borrower and the Required Lenders, any prepayment of Term Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)        Each payment (including each prepayment) by a Revolving Borrower on account of principal of and interest on its respective Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans made to such Revolving Borrower and then held by the Revolving Lenders.

(d)        All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)        Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the applicable Borrower severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the applicable Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by an applicable Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by an applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)        Unless the Administrative Agent shall have received notice from an applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g)        If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)        The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iv) to fund its respective Swingline Participation Amount of any Swingline Loan, and (v) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i)        Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)        If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the applicable Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Each Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(l)        Any amounts actually paid to or collected by the Administrative Agent pursuant to Section 6.3(c) at any time during the existence of a Liquidity Event and when no Event of Default exists shall be applied by the Administrative Agent to the Revolving Loans then outstanding and distributed by the Administrative Agent to the Revolving Lenders, in each case, (i) in accordance with the Revolving Percentages of such Revolving Lenders then in effect, and (ii) by no later than the date occurring two Business Days after the date on which such payments or proceeds are so received or collected by the Administrative Agent, with any remaining amounts to be returned to the applicable Borrower as specified in Section 6.3(c).

(m)        Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the applicable U.S. Revolving Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan to such U.S. Revolving Borrower in an amount equal to the portion of the Obligations of such U.S. Revolving Borrower constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, as applicable, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19        Illegality; Requirements of Law.

(a)        Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case, until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans made to such Borrower by such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest based upon the Eurodollar Rate, the Administrative Agent shall, during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest based upon the Eurodollar Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)        Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)        shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)        shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the applicable Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)        If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d)        For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)        A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to an applicable Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the applicable Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower arising pursuant to this Section 2.19 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.20        Taxes.

(a)        Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and each Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes. Each of Holdings and each Borrower shall, and each of Holdings and each Borrower shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)        Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)        Indemnification by Loan Parties. The Loan Parties shall jointly and severally (but subject to the proviso appearing below in this clause (d)) indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, notwithstanding anything herein or in any other Loan Document to the contrary, the Singapore Borrower shall only be obligated pursuant to this clause (d) to indemnify such Recipients for the amount of any Indemnified Taxes and any such reasonable expenses relating to the Obligations of the Singapore Borrower. A certificate as to the amount of such payment or liability delivered to the Term Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)        Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)        Status of Lenders.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to UCTSS and the Administrative Agent, at the time or times reasonably requested by UCTSS or the Administrative Agent, such properly completed and executed documentation reasonably requested by UCTSS or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by UCTSS or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by UCTSS or the Administrative Agent as will enable UCTSS or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, with respect to any U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to UCTSS and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of UCTSS or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to UCTSS and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of UCTSS or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to UCTSS and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of UCTSS or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to UCTSS and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by UCTSS or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by UCTSS or the Administrative Agent as may be necessary for UCTSS and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify UCTSS and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly notify UCTSS at any time it determines that it is no longer in a position to provide any previously delivered certificate to UCTSS (or any other form of certification adopted by the U.S. or Singapore taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(iv)        Each Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2013, as to extensions of credit made after December 31, 2012, to any Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under FATCA. Each Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the U.S. Borrowers in establishing that it is in compliance with such requirements and agrees to provide all certifications required by the IRS or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under such provisions on or before June 30, 2013. Nothing in this Agreement shall be interpreted to require any Lender to violate any law or regulation applicable to such Lender in any jurisdiction in which such Lender is formed, managed and controlled or doing business.

(g)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.21        Indemnity.    Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans by such Borrower on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to an applicable Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22        Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d) with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the objective of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d). Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any applicable Lender in connection with any such designation or assignment made at the request of such Borrower.

2.23        Substitution of Lenders.    Upon the receipt by a Borrower of any of the following (or in the case of clause (a) below, if a Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)        a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(b) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b)        a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)        notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrowers may, at their sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrowers shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 (subject to Section 2.25) that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Borrowers elect to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrowers shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s

Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrowers in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.24        Defaulting Lenders.

(a)        Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)        Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii)        Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Term Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Term Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)        Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C)        With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Revolving Borrower for whose account the related Letters of Credit have been issued shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and to the Swingline Lender, as applicable, the amount of any such fee or Letter of Credit Fee, as applicable, otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or Letter of Credit Fee, as applicable.

(iv)        Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Revolving Borrowers (or in the case of any such proposed risk participation in a Swingline Loan, the U.S. Revolving Lenders) shall have otherwise notified the Administrative Agent at such time, the Revolving Borrowers (or, as applicable, the U.S. Revolving Borrowers) shall be deemed to have represented and warranted that such conditions are satisfied at such time). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the U.S. Revolving Borrowers and, as applicable, the Singapore Borrower shall, without prejudice to any right or remedy available to it hereunder or under law and subject to Section 2.25, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)        Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers (or any one or more of them) while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)        New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Swingline Loans after giving effect thereto.

(d)        Termination of Defaulting Lender. The Borrowers may terminate the unused amount of the Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Lender, the Swingline Bank or any other Lender may have against such Defaulting Lender.

2.25        Joint and Several Liability of the Borrowers; Appointment of Term Borrower.

(a)        The Singapore Borrower and each U.S. Borrower hereby appoints the Term Borrower as its agent for purposes of the giving and receiving of any notice, requesting any Loans and Letters of Credit, and negotiating and agreeing with the Administrative Agent and the Lenders any amendments to or waivers in respect of the terms and provisions of the Loan Documents. Any notice required by this Agreement or the other Loan Documents to be delivered to any Borrower shall be deemed to have been delivered to such Borrower upon delivery of such notice to the Term Borrower, and receipt of any notice by the Term Borrower shall constitute receipt of such notice by each Borrower. Any notice or consent to be delivered hereunder by any Borrower shall be deemed to have been delivered by such Borrower upon delivery thereof by the Term Borrower.

(b)        In consideration of the financial accommodations to be provided by the Lenders under this Agreement, each U.S. Borrower hereby agrees that it shall be jointly and severally liable with the Singapore Borrower for all Obligations of the Singapore Borrower arising under the Loan Documents, and jointly and severally liable with each other for all Obligations of any U.S. Borrower arising under the Loan Documents. Notwithstanding the foregoing, the Singapore Borrower shall only be held liable for its own Obligations and shall not be held liable for, nor shall any Collateral of the Singapore Borrower be used to support, any Obligations of any U.S. Borrower or any other Loan Party arising under the Loan Documents.

(c)        (i) Each U.S. Borrower hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Singapore Borrower, with respect to the payment and performance of all of the Obligations of the Singapore Borrower (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations of the Singapore Borrower shall be the joint and several obligations of both the U.S. Borrowers and the Singapore Borrower without preferences or distinction among them; and (ii) each U.S. Borrower hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other U.S. Borrower, with respect to the payment and performance of all of the Obligations of the U.S. Borrowers (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations of any U.S. Borrower shall be the joint and several obligations of all of the U.S. Borrowers without preferences or distinction among them.

(d)        (i) If and to the extent that the Singapore Borrower shall fail to make any payment with respect to any of the Obligations of the Singapore Borrower as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the U.S. Borrowers will make such payment with respect to, or perform, such Obligations; and (ii) if and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the Obligations of such U.S. Borrower as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the remaining U.S. Borrowers will make such payment with respect to, or perform, such Obligations.

(e)        The Obligations of the Singapore Borrower and each U.S. Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each U.S. Borrower enforceable against each U.S. Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(f)        Except as otherwise expressly provided in this Agreement, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability with respect to the Obligations of the Singapore Borrower and the other U.S. Borrowers, notice of any Loans made to or Letters of Credit issued for the account of the Singapore Borrower or any other U.S. Borrower under or pursuant to this Agreement, notice of the occurrence of any Default or Event of Default occasioned by the action or inaction of the Singapore Borrower or any other U.S. Borrower, or of any demand for any payment under this Agreement in respect of any Obligations of the Singapore Borrower or any other U.S. Borrower, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations of the Singapore Borrower or any other U.S. Borrower, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement with respect to the Obligations of the Singapore Borrower or any other U.S. Borrower (except as otherwise provided in this Agreement). Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of the Singapore Borrower or any other U.S. Borrower, the acceptance of any payment of any of the Obligations of the Singapore Borrower or any other U.S. Borrower, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by the Singapore Borrower or any other U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations of the Singapore Borrower or any other U.S. Borrower, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations of the Singapore Borrower or any other U.S. Borrower or the addition, substitution or release, in whole or in part, of the Singapore Borrower or any other U.S. Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lender with respect to the failure by the Singapore Borrower or any other U.S. Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving such U.S. Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each U.S. Borrower that, so long as any of the Obligations of the Singapore Borrower or any U.S. Borrower hereunder remain unsatisfied, the Obligations of each U.S. Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each U.S. Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.

(g)        Each U.S. Borrower represents and warrants to the Administrative Agent and the Lenders that such U.S. Borrower is currently informed of the financial condition of the Singapore Borrower and each other U.S. Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations of the Singapore Borrower or any such other U.S. Borrower. Each U.S. Borrower further represents and warrants to the Administrative Agent and Lenders that such U.S. Borrower has read and understands the terms and conditions of the Loan Documents. Each U.S. Borrower hereby covenants that it will continue to keep informed of the Singapore Borrower’s and each other U.S. Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations of the Singapore Borrower or any other U.S. Borrower.

(h)        Each U.S. Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s or such Lender’s rights of subrogation and reimbursement against such U.S. Borrower (including, as applicable, by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise):

(i)        The provisions of this Section 2.25 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against each U.S. Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against the Singapore Borrower or any other U.S. Borrower or to exhaust any remedies available to it or them against the Singapore Borrower or any other U.S. Borrower or to resort to any other source or means of obtaining payment of any of the Obligations of the Singapore Borrower or any other U.S. Borrower hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until all of the Obligations of the Singapore Borrower and each U.S. Borrower shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations of the Singapore Borrower or any applicable U.S. Borrower, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Singapore Borrower, such other U.S. Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.

(j)        Each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the Singapore Borrower or any other applicable U.S. Borrower, as applicable, with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations of the Singapore Borrower or any such other U.S. Borrower or any collateral security therefor until such time as all of the Obligations of the Singapore Borrower or, as applicable, the other U.S. Borrowers have been paid in full in cash. Any claim which any U.S. Borrower may have against the Singapore Borrower or any other U.S. Borrower with respect to any payments to the Administrative Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations of the Singapore Borrower or any such other U.S. Borrower arising hereunder or thereunder, to the prior payment in full in cash of the Obligations of the Singapore Borrower or such other U.S. Borrower and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to the Singapore Borrower or, as applicable, any such other U.S. Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations of the Singapore Borrower or, as applicable, any such other U.S. Borrower, shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to such U.S. Borrower therefor. Notwithstanding anything to the contrary contained in this Section 2.25, no U.S. Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, the Singapore Borrower or any other applicable U.S. Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations of the Singapore Borrower or, as applicable, any such other U.S. Borrower, if all or any portion of any such Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.

Each U.S. Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by the Singapore Borrower or, as applicable, any other U.S. Borrower to such U.S. Borrower is hereby subordinated to the prior payment in full in cash of the Obligations of the Singapore Borrower or, as applicable, such other U.S. Borrower. Each U.S. Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, it will not demand, sue for or otherwise attempt to collect any indebtedness of the Singapore Borrower or, as applicable, any such other U.S. Borrower owing to such U.S. Borrower until the Obligations of the Singapore Borrower or, as applicable, any such other U.S. Borrower shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any U.S. Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such U.S. Borrower as trustee for the Administrative Agent, and such U.S. Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations of the Singapore Borrower or, as applicable, any other applicable U.S. Borrower in accordance with the terms of this Agreement.

2.26        Notes.    If so requested by any Lender by written notice to an applicable Borrower (with a copy to the Administrative Agent), such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 3

LETTERS OF CREDIT

3.1        L/C Commitment.

(a)        Subject to the terms and conditions hereof, the Issuing Lender agrees to issue standby letters of credit (“Letters of Credit”) for the account of any Revolving Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time, or the L/C Exposure relating to the Singapore Letters of Credit issued at such time would exceed the Singapore L/C Commitments at such time. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by the Issuing Lender to any Person pursuant to this Agreement.

(b)        The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)        such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)        the Issuing Lender has received written notice from any Lender, the Administrative Agent or the an applicable Revolving Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv)        any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v)        such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)        except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $500,000; or

(vii)        any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the applicable Revolving Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2        Procedure for Issuance of Letters of Credit.    Each Revolving Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of such Revolving Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Revolving Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Revolving Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3        Fees and Other Charges.

(a)        Each Revolving Borrower agrees to pay, with respect to each Existing Letter of Credit and each outstanding Letter of Credit issued for the account of (or at the request of) such Revolving Borrower, (i) a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), (ii) a letter of credit fee equal to the Applicable Rate relating to Letters of Credit multiplied by the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) such Revolving Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”). The Issuing Lender Fees shall be paid when required by the Issuing Lender, and the Letter of Credit

Fronting Fee and the Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit. All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)        In addition to the foregoing fees, the Revolving Borrower for whose account or at whose request any Letter of Credit has been issued shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering such Letter of Credit.

(c)        The Revolving Borrower who has requested that a Letter of Credit be issued, renewed or amended shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)        Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such Letter of Credit Fee, if any, payable to the Issuing Lender for its own account.

(e)        All fees payable pursuant to this Section 3.3 shall be fully–earned on the date paid and shall not be refundable for any reason.

3.4        L/C Participations; Existing Letters of Credit.

(a)        L/C Participations.    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by an applicable Revolving Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, any such Revolving Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of any such Revolving Borrower, (iv) any breach of this Agreement or any other Loan Document by any such Revolving Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)        Existing Letters of Credit.    On and after the Closing Date, each Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5        Reimbursement.

(a)        If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Revolving Borrower for whose account or at whose request such Letter of Credit was issued and the Administrative Agent thereof and such Revolving Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)        If the Issuing Lender shall not have received from such Revolving Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, such Revolving Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, such Revolving Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and such Revolving Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6        Obligations Absolute.    Each Revolving Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Revolving Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Revolving Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and that such Revolving Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Revolving Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Revolving Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Revolving Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Revolving Borrower and shall not result in any liability of the Issuing Lender to such Revolving Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, each Revolving Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7        Letter of Credit Payments.    If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the applicable Revolving Borrower for whose account or at whose request such Letter of Credit has been issued and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to such Revolving Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8        Applications.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9        Interim Interest.    If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Revolving Borrower for whose account or at whose request such Letter of Credit has been issued shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by such Revolving Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10        Cash Collateral.

(a)        Certain Credit Support Events.    Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Revolving Borrower for whose account or at whose request such Letter of Credit has been issued or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of

Credit Maturity Date, any L/C Exposure in respect of any Letters of Credit issued for the account of or at the request of an applicable Revolving Borrower for any reason remains outstanding, such Revolving Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Revolving Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure related to Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender and with the Singapore Borrower being obligated pursuant to Section 2.25 to provide such Cash Collateral only in respect of any Letters of Credit that have been issued for the account of or at the request of the Singapore Borrower).

(b)        Grant of Security Interest.    All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Revolving Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Revolving Borrowers or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender and with the Singapore Borrower being obligated pursuant to Section 2.25 to provide such Cash Collateral increases only in respect of any Letters of Credit that have been issued for the account of or at the request of the Singapore Borrower).

(c)        Application.    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)        Termination of Requirement.    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by a Revolving Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11        Additional Issuing Lenders.    The Revolving Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender or Lenders, designate one or more additional Lenders to act as a Letter of Credit issuing bank under the terms of this Agreement. Any Lender designated as a Letter of Credit issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12        Resignation of the Issuing Lender.    The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Revolving Borrowers. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Revolving Borrowers shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Revolving Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13        Applicability of ISP.    Unless otherwise expressly agreed by the Issuing Lender and the applicable Revolving Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the initial Loans on the Closing Date, and to make the Loans and issue the Letters of Credit thereafter, Holdings and each Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself and as to each of its respective Subsidiaries, that:

4.1        Financial Condition.

(a)        The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Merger, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to Holdings and the Borrowers as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as of the dates specified therein assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)        The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of December 31, 2009, December 31, 2010, and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from DeLoitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The audited statements of income of the Acquired Business for the fiscal year ended December 31, 2011, present fairly in all material respects the financial condition of the Acquired Business as at such date, and the results of its operations for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at (i) March 31, 2012, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, and (ii) April 30, 2012, and the related unaudited consolidated statements of income and cash flows for the one-month period ended on such date, in each case (i) and (ii), present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such respective date, and the consolidated results of its operations and its consolidated cash flows for the respective period then ended (subject to normal year-end audit adjustments). The unaudited statements of income of the Acquired Business for the three-month period ended on March 31, 2012, and the one month period ended April 30, 2012, present fairly in all material respects the financial condition of the Acquired Business as at such respective date, and the results of its operations for the respective period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, material contingent liabilities and liabilities for material Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2011, to and including the date hereof, there has been no Disposition by any Group Member of any material part of its business or property.

4.2        No Change.    Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3        Existence; Compliance with Law.    Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4        Power, Authorization; Enforceable Obligations.    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and, as applicable, the Merger Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and, as applicable, the Merger Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit to be requested by and made to such Borrower pursuant to the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Merger or the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents or any of the Merger Documents, as applicable, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Part I of Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect; (ii) the third party consents described in Part II of Schedule 4.4, provided that the failure to obtain any or all of such third party consents described in such Part II of Schedule 4.4 shall not reasonably be expected to result in a Material Adverse Effect; and (iii) the filings referred to in Section 4.19. Each Loan Document and, as applicable, each Merger Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement and each Merger Document constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5        No Legal Bar.    The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof, and the execution, delivery and performance of each Merger Document will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents), except, in any such case, as set forth in Schedule 4.5. No Requirement of Law or Contractual Obligation applicable to any Loan Party or to any of its respective Subsidiaries could reasonably be expected to have a Material Adverse Effect. The absence of obtaining any Governmental Approvals described in Schedule 4.4 and the violations of any Requirements of Law referenced in Schedule 4.5 do not and will not have an adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents or the Merger Documents or an adverse effect on the Group Members with regard to their continuing operations as expected to result from the Merger.

4.6        Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, any of the Merger Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7        No Default.    No Group Member is in default under or with respect to any of its Contractual Obligations (including any arising under any Merger Document) in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.

4.8        Ownership of Property; Liens; Investments.    Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9        Intellectual Property.    Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any such Group Member’s Intellectual Property, nor does Holdings or any Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings or any Borrower, threatened to such effect.

4.10        Taxes.    Each Group Member has filed or caused to be filed all Federal, material state, material local income and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than Liens permitted pursuant to Section 7.3(a)), and, to the knowledge of Holdings or any Borrowers, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11        Federal Regulations.    No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent of any Borrower, such Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12        Labor Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13        ERISA.

(a)        Each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b)         no ERISA Event has occurred or is reasonably expected to occur;

(c)        each Loan Party and each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d)        as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(e)        as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000;

(f)        the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(g)        all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(h)        (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14        Investment Company Act; Other Regulations.    No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Public Utility Holding Company Act of 2005 and the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15        Subsidiaries.    Except as disclosed to the Administrative Agent by the Borrowers and Holdings in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth, giving effect to the prior consummation of the Merger, the name and jurisdiction of organization of Holdings and each of its direct and indirect Subsidiaries and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower, Holdings or any Subsidiary of any such Person, except as may be created by the Loan Documents.

4.16        Use of Proceeds.    The proceeds of the Term Loans and the Revolving Loans shall be used to obtain financing (a) in order to facilitate the payment by the Term Borrower to the Seller of a portion of the “Cash Consideration” (as such term is defined in the Merger Agreement), (b) in order to refinance the indebtedness of UCTSS existing under the Existing Credit Facility, (c) in order to facilitate the payment of transactional fees, costs , and expenses incurred in connection with the Loan Documents and the Merger Documents and the Transactions contemplated hereby and thereby, and (d) for working capital financing and letter of credit facilities and other general corporate purposes.

4.17        Environmental Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)        Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of Holdings and each Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)        no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any such Group Member (the “Business”), nor does Holdings or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)        no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any such Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)        no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)        there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)        the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws in all material respects and, except as disclosed on Schedule 4.17, to the knowledge of Holdings and each Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business;

(g)        no Group Member has assumed any liability of any other Person under Environmental Laws; and

(h)        except as set forth in Section 4.3(d), this Section 4.17, and the first sentence of Section 4.18, no representations or warranties are being made with respect to matters under or relating to environmental matters.

4.18        Accuracy of Information, Etc.    No statement or information contained in this Agreement, any other Loan Document, any Merger Document or any other document, certificate or statement furnished by or on behalf of any Loan Party or the Acquired Business or IFS to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions contemplated by this Agreement, the other Loan Documents or the Merger Documents (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings, the Borrowers, and/or the Acquired Business, as applicable, to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Merger Documents are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Merger Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions contemplated hereby, by the other Loan Documents or by the Merger Documents.

4.19        Security Documents.    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, no Loan Party that is a limited liability company or partnership has issued any Capital Stock that is a Certificated Security.

4.20        Solvency.    Each Loan Party is, and after giving effect to the Merger and to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith and therewith, will be and will continue to be, Solvent.

4.21        Representations as to the Singapore Borrower.

(a)        The Singapore Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to the Singapore Borrower, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by the Singapore Borrower of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Singapore Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of The Republic of Singapore in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)        The Applicable Foreign Obligor Documents are in proper legal form under the Laws of The Republic of Singapore for the enforcement thereof against the Singapore Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, subject to any requirement under local law that the Applicable Foreign Obligor Document, prior to admission into any relevant foreign court, be translated into any language required by such court. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in The Republic of Singapore or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization (A) as has been made, (B) as is contemplated to be made pursuant to Section 5.3, or (C) is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, and (ii) any charge or tax as has been timely paid.

4.22        Designated Senior Indebtedness.    The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23        Certain Documents.    The Term Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Documents including any amendments, supplements or modifications with respect to any of the foregoing. The Merger Agreement and each other Merger Document constitutes the valid, binding and enforceable obligation of the parties thereto.

4.24        Insurance.    All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25        No Casualty.    No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.26        Accounts Receivable.

(a)        To the extent any Account (including fort this purpose any such Accounts of the Acquired Business) is designated in any Borrowing Base Certificate as an “Eligible Account”, such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b)        All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s (which for this purpose shall include the Acquired Business) respective books and records are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account comply in all material respects with all applicable laws and governmental rules and regulations. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts of such Borrower are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.27        Capitalization.        Schedule 4.27 sets forth the beneficial owners of all Capital Stock of each Borrower (which for this purpose shall include the Acquired Business) and its respective consolidated Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

SECTION 5

CONDITIONS PRECEDENT

5.1        Conditions to Initial Extension of Credit.    The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a)        Loan Documents.    The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)        this Agreement, executed and delivered by the Administrative Agent, each U.S. Borrower, the Singapore Borrower, Holdings and each Lender listed on Schedule 1.1A;

(ii)        the Collateral Information Certificate, executed by a Responsible Officer of the Loan Parties;

(iii)        if required by any Term Lender, a Term Loan Note executed by the Term Borrower in favor of such Term Lender;

(iv)        if required by any Revolving Lender with respect to the Singapore Borrower or any U.S. Revolving Borrower, a Revolving Loan Note executed by such U.S. Revolving Borrower in favor of such Revolving Lender or, as applicable, a Revolving Loan Note executed by the Singapore Borrower in favor of such Revolving Lender;

(v)        if required by the Swingline Lender with respect to any U.S. Revolving Borrower, a Swingline Loan Note executed by such U.S. Revolving Borrower in favor of such Swingline Lender;

(vi)        the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;

(vii)        the Singapore Debenture, executed by the Singapore Borrower and the Administrative Agent;

(viii)        the UCTSS Borrower Patent and Trademark Security Agreement, executed by the Term Borrower and the Administrative Agent;

(ix)        the Holdings Patent Security Agreement, executed by Holdings and the Administrative Agent;

(x)        the IFS Patent Security Agreement, executed by IFS and the Administrative Agent;

(xi)        a SVB Deposit Account Control Agreement, executed by Holdings, SVB and the Administrative Agent;

(xii)        each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(xiii)        a completed Borrowing Base Certificate, dated as of the Closing Date and giving effect to the Eligible Accounts and Eligible Inventory of the Acquired Business;

(xiv)        a completed Liquidity Report dated, as of the Closing Date and giving effect to the cash and Cash Equivalents held at such time by the Acquired Business and its Subsidiaries;

(xv)        a fully-executed ACRA Filing Authorization Letter; and

(xvi)        the Flow of Funds Agreement, executed by the Borrowers.

(b)        Merger, etc.    The following transactions (collectively with the initial borrowings hereunder on the Closing Date, the “Transactions”) shall be consummated on or prior to the Closing Date, in each case on terms and conditions reasonably satisfactory to the Administrative Agent:

(i)        the Merger shall be consummated in accordance with applicable law, the Merger Agreement and the other Merger Documents;

(ii)        all conditions to the consummation of the Merger set forth in the Merger Documents shall have been satisfied or waived;

(iii)        the Administrative Agent shall have received a copy of the file-stamped Certificate of Merger filed with the Delaware Secretary of State, which shall evidence to the reasonable satisfaction of the Administrative Agent that the Merger Effective Time has occurred;

(iv)        the Administrative Agent shall have received a certificate of a Responsible Officer of UCTSS certifying that all conditions precedent to the consummation of the Merger have been satisfied or waived, and attaching thereto true, correct and complete copies of (A) the fully executed Merger Agreement, (B) the fully executed Registration Rights Agreement (as such term is defined in the Merger Agreement, (C) the fully executed Lockup and Standstill Agreement (as such term is defined in the Merger Agreement), (D) the fully executed Escrow Agreement (as such term is defined in the Merger Agreement), (E) the certificate specified at Section 2.03(a)(i) of the Merger Agreement, (F) the Certificate of Merger filed with the Delaware Secretary of State pursuant to the terms of the Merger Agreement, (G) the certificates specified in Sections 2.07(i) and (ii) of the Merger Agreement, (H) the Funds Flow Agreement (as such term is defined in the Merger Agreement), (I) the Purchase of Limited Liability Company Interests of Element Merger Subsidiary, LLC Agreement, dated June 28, 2012, between Holdings and UCTSS, (J) the executed Bank of America Acquired Business Payoff Letter, (K) the executed TICC Acquired Business Payoff Letter, (L) the Acquired Business Payoff Letter executed by Michael Mallinen (in respect of the April 26, 2007 Subordinated Promissory Note), and (M) the Acquired Business Payoff Letter executed by the Seller and HLHZ AIT Company, L.L.C.;

(c)        Pro Forma Financial Statements; Financial Statements; Projections.    The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited annual consolidated financial statements of Holdings as of December 31, 2009, December 31, 2010 and December 31, 2011, (iii) unaudited quarterly consolidated financial statements of Holdings as of March 31, 2012, (iv) unaudited monthly consolidated financial statements of Holdings as of April 30, 2012 (v) audited annual consolidated financial statements of the Acquired Business as of December 31, 2011, (vi) unaudited quarterly consolidated financial statements of the Acquired Business as of March 31, 2012, and (vii) unaudited monthly consolidated financial statements of the Acquired Business as of April 30, 2012.

(d)        Approvals.    Except for the Governmental Approvals described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the Merger, the execution and performance of the Loan Documents and the Merger Documents, the continuing operations of the Group Members, the operations of the Group Members as expected to result from the Merger and the consummation of the other transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the Merger or the financing contemplated hereby. The absence of obtaining the Governmental Approvals described in Schedule 4.4 shall not have an adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents or an adverse effect on the Group Members with regard to their continuing operations or operations as expected to result from the Merger.

(e)        Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates.

(i)    The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date and executed by the director, Secretary, Managing Member or equivalent officer of such Loan Party, in form and substance satisfactory to the Administrative Agent, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party (which in the case of the Singapore Borrower shall include its Certificate of Incorporation and its Memorandum of Articles of Association), (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party (which resolutions, in the case of the Singapore Borrower, shall include the resolutions of the directors of the Singapore Borrower in substantially the form set forth in Exhibit J) and, in the case of each of Holdings and the Acquired Business, the relevant board resolutions or written consents of Holdings or the Acquired Business, as applicable, adopted by Holdings or the Acquired Business, as applicable, for purposes of authorizing Holdings or the Acquired Business, as applicable, to enter into and perform the Merger Documents to which it is party, (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (D) where applicable, a good standing certificate for each Loan Party from its respective jurisdiction of organization, and (E) with respect to each Loan Party other than the Singapore Borrower, certificates of qualification as a foreign corporation issued by each jurisdiction in which the failure of such Loan Party to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(f)        Responsible Officer’s Certificates.

(i)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party, dated as of the Closing Date and in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by any such Loan Party and the validity against any such Loan Party of the Loan Documents and/or Merger Documents, as applicable, to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings and the Borrowers, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2 have been satisfied; (B) that each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of such date as if made on and as of the Closing Date; (C) that, after giving effect to the consummation of the Merger, there has been no event or circumstance since December 31, 2011, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (D) no Default or Event of Default has occurred as of the Closing Date after giving effect to the Loans advanced on the Closing Date and the consummation of the Merger; (E) that there is no injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements and transactions contemplated by the Loan Documents or the Merger Documents; and (F) that upon the payment of the funds described in the Acquired Business Payoff Letters to the creditors described therein on the Closing Date, as contemplated by the Flow of Funds Agreement, any Liens of such creditors are irrevocably authorized to be released without any further act by such creditors, and upon such release the Equity Interests and other assets of the Acquired Business and IFS shall be free and clean of all Liens, other than Liens granted to the Administrative Agent pursuant to the Security Documents and other Liens permitted by Section 7.3.

(g)        Patriot Act.    The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(h)        Reports.    The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(i)        Existing Credit Facility, Etc.    UCTSS shall have provided notice to the Existing Lender (in accordance with the terms of the Existing Credit Agreement) of its intent to pay all obligations of the Group Members outstanding under the Existing Credit Agreement and otherwise in connection with the Existing Credit Facility on the Closing Date, (B) the Administrative Agent shall have received a copy of the Payoff Letter executed by the Existing Lender and UCTSS, (C) all obligations of the Group Members in respect of the Existing Credit Facility shall, substantially contemporaneously with the funding of certain Loan proceeds to the Existing Lender on the Closing Date as contemplated by the Flow of Funds Agreement, have been paid in full, (D) the Administrative Agent shall be satisfied that all actions necessary to terminate the agreements evidencing the obligations of the Group Members in respect of the Existing Credit Facility and the Liens of the Existing Lender in the assets of the Group Members securing obligations under the Existing Credit Facility shall have been, or substantially contemporaneously with the Closing Date, shall be, taken, and (E) the Administrative Agent shall have received such other documents and information related to the Existing Credit Facility and the refinancing thereof as it may request.

(j)        Collateral Matters.

(i)        Lien Searches.    The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date upon release of the Initial Loan Proceeds to the parties to whom such Initial Loan Proceeds are to be distributed pursuant to the terms of the Flow of Funds Agreement.

(ii)        Singapore Debenture.    Subject to the provisions of Section 5.3, copies of the fully-executed versions of each of the notices of assignment (including any such notices required by the terms of the Singapore Debenture to be delivered in respect of the Singapore Borrower’s insurance policies, bank accounts, assigned contracts and investments), and acknowledgments, in each case as required by the Singapore Debenture.

(iii)        Pledged Stock; Stock Powers; Pledged Notes.    Subject to the provisions of Section 5.3, the Administrative Agent shall have received original versions of (A) the certificates (if any) representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement (which shall include the Intercompany Promissory Note dated on or about July 3, 2012, in the original principal amount of $80,000,000, issued by Holdings to UCTSS), endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iv)        Filings, Registrations, Recordings, Agreements, Etc.    Subject to the provisions of Section 5.3, each document (including any UCC financing statements, any Intellectual Property Security Agreements, any Deposit Account Control Agreements, any Securities Account Control Agreements, and any landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by the Administrative Agent to be filed, executed registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(v)        Acquired Business Designated Deposit Account.    The Acquired Business shall have caused the Acquired Business Designated Deposit Account in effect as of the Closing Date (Bank of America, N.A. Deposit Account No. 5800915356) to be subject to a standing wire transfer instruction pursuant to which Bank of America, N.A. is instructed to transfer on a daily basis to another Deposit Account of a Loan Party subject to a Deposit Account Control Agreement in favor of the Administrative Agent any funds deposited into such Acquired Business Designated Deposit Account, and shall have delivered evidence (in form and substance reasonably satisfactory to the Administrative Agent) of the establishment of such standing wire transfer instruction to the Administrative Agent.

(vi)        Collateral Audit.    The Administrative Agent shall have completed an initial audit of the Collateral of Holdings and each Borrower.

(k)        Insurance.    Subject to Section 5.3(f), the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies.

(l)        Fees.    The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the SVB Fee Letter and the U.S. Bank Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date.

(m)        Legal Opinions.    The Administrative Agent shall have received (i) the executed legal opinion of Davis Polk & Wardwell LLP, as counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters as the Administrative Agent may reasonably specify, (ii) the executed legal opinion of Morris, Nichols, Arsht & Tunnell LLP, as special Delaware counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters as the Administrative Agent may reasonably specify; (iii) the executed legal opinion of Baker & McKenzie LLP, as special California counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters as the Administrative Agent may reasonably specify; and (iv) the executed legal opinion of Rajah & Tann LLP, Singapore counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters with respect to the Singapore Borrower, the Singapore Debenture and other matters as the Administrative Agent shall reasonably specify.

(n)        Sufficiency of Facilities Amounts, Domestic Cash on Hand.    (i) The Administrative Agent shall be satisfied that the amounts of the Facilities available to the Borrowers shall be sufficient to meet the ongoing financial needs of the Borrowers; and (ii) the U.S. Borrowers shall hold no less than $18,000,000 of Domestic Cash as of the Closing Date, in each case (i) and (ii), after giving effect to the funding of the initial Loans on the Closing Date, the consummation of the Merger, the payment of the “Cash Consideration’ (as defined in the Merger Agreement) thereunder and the other transactions contemplated hereby.

(o)        Minimum Liquidity.    The Closing Date Liquidity Report delivered by the Borrowers to the Administrative Agent pursuant to Section 5.1(a)(xv) shall indicate that Liquidity as of the Closing Date equals or exceeds $30,000,000, after giving effect to the consummation of the Merger, the payment of the “Cash Consideration’ (as defined in the Merger Agreement) thereunder and the other transactions contemplated hereby.

(p)         Borrowing Notices.    The Administrative Agent shall have received, (i) in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Term Borrower and otherwise complying with the requirements of Section 2.2, and (ii) in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the applicable Revolving Borrower requesting such Revolving Loans and otherwise complying with the requirements of Section 2.5.

(q)        Closing Date Solvency Certificate.    The Administrative Agent shall have received a Closing Date Solvency Certificate executed by the chief financial officer of Holdings and the Borrowers, substantially in the form of Exhibit D, certifying that each of the Loan Parties, after giving effect to the Transactions and to the other transactions contemplated hereby (including the making of the initial extensions of credit on the Closing Date, the consummation of the Merger (including the payment of the “Cash Consideration” (as defined in the Merger Agreement)), is Solvent.

(r)        No Material Adverse Effect.    After giving effect to the consummation of the Merger, there shall not have occurred since December 31, 2011, any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(s)        No Litigation.        No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit.

5.2        Conditions to Each Extension of Credit.    The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including the initial Loans disbursed on the Closing Date but excluding any conversion of Loans pursuant to Section 2.13(a) and any continuation of Loans pursuant to Section 2.13(b)) is subject to the satisfaction of the following conditions precedent:

(a)        Representations and Warranties.    Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b)        Borrowing Base Certificate.    The Borrowers shall have delivered to the Administrative Agent a duly executed original Borrowing Base Certificate reflecting information concerning Eligible Accounts and Eligible Inventory as of a date not more than three days prior to the requested Borrowing Date.

(c)        Availability.    With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(d)        Notices of Borrowing.    The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(e)        No Default.    No Default or Event of Default shall have occurred as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder, each Revolving Loan Conversion and each conversion of a Term Loan (excluding any conversion of Loans pursuant to Section 2.13(a)) shall constitute a representation and warranty by Holdings and each Borrower as of the date of such extension of credit, Revolving Loan Conversion or conversion of a Term Loan, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3        Post-Closing Conditions Subsequent.    The Borrowers shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.3 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below:

(a)        The Borrowers shall cause the Singapore Debenture to be stamped under the Singapore Stamp Duties Act for up to S$500 by no later than the date occurring 14 days after the date on which the Singapore Debenture is executed (provided that each of the Administrative Agent, Holdings and each Borrower hereby acknowledge and agree that Rajah & Tann LLP, local Singapore counsel to the Administrative Agent, shall effect such stamping);

(b)        The Borrowers shall cause the particulars of the Singapore Debenture and the Guarantee and Collateral Agreement to be registered with the Accounting and Corporate Regulatory Authority of Singapore by no later than the date occurring 30 days after the date on which such agreements are executed (provided that each of the Administrative Agent, Holdings and each Borrower hereby acknowledge and agree that Rajah & Tann LLP, local Singapore counsel to the Administrative Agent, shall effect such registration);

(c)        the Borrowers shall cause each of the Persons to whom notices are required to be sent pursuant to the terms of the Singapore Debenture to deliver executed acknowledgments to such notices in substantially the form required by the Singapore Debenture, in each case, by no later than the date occurring 30 days after the Closing Date; provided that the acknowledgment to be executed and returned by Standard Chartered Bank in connection with the Notice of Assignment delivered by the Singapore Borrower to Standard Chartered Bank pursuant to the Singapore Debenture is to be returned as a condition precedent to the Closing Date;

(d)        the Administrative Agent and its agents shall have completed by no later than the date occurring 30 days after the Closing Date a third-party appraisal of the Inventory of UCTSS, the Acquired Business and IFS, with results reasonably satisfactory to the Administrative Agent;

(e)        each of Holdings and each Borrower shall, and shall cause any of their Subsidiaries constituting other Loan Parties to, use commercially reasonable efforts to obtain, by no later than the date occurring 30 days after the Closing Date, a landlord access agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each of the third-party owned Collateral locations of such Person listed in Schedule 5.3(e);

(f)        by no later than July 13, 2012, the Borrowers shall have caused the delivery to the Administrative Agent of insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies;

(g)        by no later than July 27, 2012, with respect to each of the Deposit Accounts listed in Schedule 5.3(g), the Borrowers shall have either (i) caused the execution and delivery of a Deposit Account Control Agreement, in form and substance satisfactory to the Administrative Agent, in respect of each such Deposit Account or (ii) to the extent no such Deposit Account Control Agreement is delivered in respect of any such Deposit Account, caused such Deposit Account to be closed and the funds previously maintained in such Deposit Account to be transferred to another Deposit Account which is subject to a Deposit Account Control Agreement in favor of the Administrative Agent;

(h)        the Borrowers shall (i) cause each Loan Party and each counsel to the Loan Parties to deliver to the Administrative Agent by no later than the date occurring ten Business Days after the Closing Date, the originally-executed signature pages of such Persons to any of the agreements, opinions and other documents referenced in Sections 5.1 and 5.2 (including any such signature pages to this Agreement and each of the other Loan Documents) in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents, and (ii) use commercially reasonable efforts to cause any other Persons party to any agreements or other documents referenced in Sections 5.1 and 5.2 to deliver to the Administrative Agent by no later than the date occurring 30 days after the Closing Date the originally-executed signature pages of such Persons to any of the agreements, notice acknowledgments and other documents referenced in Sections 5.1 and 5.2 in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents.

SECTION 6

AFFIRMATIVE COVENANTS

Each of Holdings and each Borrower hereby agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and any such Obligations in respect of such Specified Swap Agreements have been Cash Collateralized to the satisfaction of any applicable Qualified Counterparty, and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, or otherwise Cash Collateralized to the satisfaction of the Administrative Agent, the Issuing Lender and the L/C Lenders, as applicable, each of Holdings and each Borrower shall, and, where applicable, each shall cause each of its respective Subsidiaries to:

6.1        Financial Statements.    Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)        as soon as available, but in any event within (i) 90 days after the end of each fiscal year of Holdings or, (ii) if Holdings has been granted an extension by the SEC with respect to any fiscal year of Holdings permitting the late filing by Holdings of any annual report on form 10-K, the earlier of (x) 120 days after the end of such fiscal year of Holdings and (y) the last day of such extension period, a copy of the audited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by DeLoitte & Touche LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b)        as soon as available, but in any event within (i) 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Holdings or, (ii) if Holdings has been granted an extension by the SEC with respect to any fiscal quarter of Holdings permitting the late filing by

Holdings of any quarterly report on form 10-Q, the earlier of (x) 60 days after the end of such fiscal quarter of Holdings and (y) the last day of such extension period, the unaudited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c)        as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such months), the unaudited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statement of income (but not cash flows) for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, either: (i) on Holdings’ website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on Holdings’ behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Term Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Term Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Term Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Term Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2        Certificates; Reports; Other Information.    Furnish (or, in the case of clause (a), use best efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the relevant Lender):

(a)        concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)        concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of all monthly, quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month, fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)        as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)        promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to Holdings’ filings with the SEC);

(e)        within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that Holdings sends to the holders of any class of Holdings’ debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which Holdings may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)        upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g)        (i) so long as any Revolving Loans remain outstanding, not later than 15 days after the end of each month (and not later than three days after the end of each week at all times during the existence of a Liquidity Event) and at any other times reasonably requested by the Administrative Agent, and (ii) prior to any borrowing of Revolving Loans to the extent the following reports were not delivered with respect to the prior month or week, as applicable, in each case (i) and (ii): (A) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (B) accounts receivable agings, aged by invoice date, (C) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (D) a Deferred Revenue schedule, and (E) reconciliations of accounts receivable agings (aged by invoice date), transactions reports and general ledger;

(h)        not later than 15 days after the end of each month occurring during each fiscal year of UCTSS, and at any other times requested by the Administrative Agent, a Liquidity Report;

(i)        concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.6 and the provisions of the Guarantee and Collateral Agreement, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request.

(j)        by no later than three days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any of the Merger Documents;

(k)        promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3        Accounts Receivable.

(a)        Schedules and Documents Relating to Accounts.    The Borrowers shall deliver to the Administrative Agent transaction reports and schedules of collections, as provided in Section 6.2, on the Administrative Agent’s standard forms. If requested by the Administrative Agent, an applicable Borrower shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to any Accounts of such Borrower. In addition, each Borrower shall deliver to the Administrative Agent, upon its reasonable request therefor, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts of such Borrower, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b)        Disputes.    Each Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to the Accounts of such Borrower which allege or involve an amount in excess of $100,000. Any Borrower may forgive (completely or partially), compromise, or settle any Account of such Borrower for less than payment in full, or agree to do any of the foregoing at any time so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default or Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, (A) the aggregate amount of the Revolving Extensions of Credit then outstanding will not exceed the Available Revolving Commitments in effect at such time and (B) the aggregate amount of the then outstanding Revolving Extensions of Credit having been made to or for the benefit of the Singapore Borrower will not exceed the Available Singapore Revolving Commitments in effect at such time.

(c)        Collection of Accounts.    Each Revolving Borrower shall have the right to collect all payments in respect of its Accounts other than during the existence of an Event of Default (during which time the Administrative Agent may, in its sole discretion, collect any such Accounts of any Borrower); provided that (i) UCTSS shall collect all payments in respect of any Accounts of UCTSS through, and shall otherwise deposit all proceeds of such Accounts in, the UCTSS Designated Deposit

Account, (ii) the Acquired Business shall collect all payments in respect of any Accounts of the Acquired Business through, and shall otherwise deposit all proceeds of such Accounts in, the Acquired Business Designated Deposit Account, and (iii) the Singapore Borrower shall collect all payments in respect of any Accounts of the Singapore Borrower through, and shall otherwise deposit all proceeds of such Accounts in, the Singapore Designated Deposit Account. With respect to any cash collections deposited by UCTSS into the UCTSS Designated Deposit Account, by the Acquired Business into the Acquired Business Designated Deposit Account, or by the Singapore Borrower into the Singapore Designated Deposit Account, as applicable, in accordance with this subsection (c):

(A)        if no Liquidity Event, Default or Event of Default then exists, (1) any such cash collections deposited into the UCTSS Designated Deposit Account may be accessed by UCTSS and otherwise swept nightly to another Controlled Account of UCTSS, (2) any such cash collections deposited into the Acquired Business Designated Deposit Account may be accessed by the Acquired Business and otherwise swept nightly to another Controlled Account of the Acquired Business, and (3) any such cash collections deposited into the Singapore Designated Deposit Account may be accessed by the Singapore Borrower and otherwise swept nightly to another Controlled Account of the Singapore Borrower;

(B)        if a Liquidity Event then exists but no Default or Event of Default then exists, (1) any such cash collections deposited into the UCTSS Designated Deposit Account and the Acquired business Designated Deposit Account shall be applied by the Administrative Agent to the Obligations of the Revolving Borrowers then outstanding under the Revolving Facility within two Business Days after such collections are deposited into the UCTSS Designated Deposit Account or the Acquired Business Designated Deposit Account, as applicable, in accordance with this subsection (c), provided that any such cash collections so applied against the Revolving Borrowers’ Obligations under the Revolving Facility shall be applied by the Administrative Agent first to any ABR Loans of the Revolving Borrowers then outstanding and then to any Eurodollar Loans of the Revolving Borrowers then outstanding, and (2) any such cash collections deposited into the Singapore Designated Deposit Account shall be applied by the Administrative Agent to the Obligations of the Singapore Borrower then outstanding under the Revolving Facility within two Business Days after such collections are deposited into the Singapore Designated Deposit Account in accordance with this subsection (c), provided that any such cash collections so applied against the Singapore Borrower’s Obligations under the Revolving Facility shall be applied by the Administrative Agent first to any ABR Loans of the Singapore Borrower then outstanding and then to any Eurodollar Loans of the Singapore Borrower then outstanding; and

(C)        if a Default or an Event of Default then exists, any such cash collections deposited into any of the UCTSS Designated Deposit Account, the Acquired Business Designated Deposit Account and the Singapore Designated Deposit Account shall be applied as otherwise provided in this Agreement (including as provided in Section 8.3).

To the extent that (I) any amount of any such payments or collections remains in the UCTSS Designated Deposit Account or the Acquired Business Designated Deposit Account after the application by the Administrative Agent thereof to the payment in full or Cash Collateralization of the Obligations of the Revolving Borrowers then outstanding under the Revolving Facility, (II) no Liquidity Event then exists, (III) no Default or Event of Default then exists, and (IV) such remaining amount is not otherwise required to be applied to the other Obligations of any other Borrower pursuant to any other Section of this Agreement, then such remaining amount shall be returned by the Administrative Agent to the Revolving Borrowers. To the extent that (A) any amount of any such payments or collections remains in the Singapore Designated Deposit Account after the application by the Administrative Agent thereof to the payment in full or Cash Collateralization of the Obligations of the Singapore Borrower then outstanding under the Revolving Facility, (B) no Liquidity Event then exists, (C) no Default or Event of Default then exists, and (D) such remaining amount is not otherwise required to be applied to the other Obligations of any other Borrower pursuant to any other Section of this Agreement, then such remaining amount shall be returned by the Administrative Agent to the Singapore Borrower.

(d)        Returns.    Upon the request of the Administrative Agent, each Borrower shall promptly provide the Administrative Agent with an Inventory return history;

(e)        Verification.    The Administrative Agent may, from time to time, verify directly with the respective Account Debtors of any Borrower the validity, amount and other matters relating to the Accounts of any such Borrower, either in the name of such Borrower or the Administrative Agent or such other name as the Administrative Agent may choose;

(f)        No Liability.    The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of any Borrower’s obligations under any contract or agreement giving rise to an Account of such Borrower. Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

6.4        Payment of Obligations; Taxes.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including all material Taxes and material Other Taxes imposed by law on an applicable Loan Party) of whatever nature (including, in respect of Holdings, those material obligations arising under the Merger Documents), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5        Maintenance of Existence; Compliance.    (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document or, as applicable, any Merger Document, except, in each case, as otherwise permitted by Section 7.4 or, as applicable, any such Merger Document and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of any applicable Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) use commercially reasonable efforts to obtain the Governmental Approvals described in Schedule 4.5 as promptly as is possible. Without limiting the generality of the foregoing, Holdings and each Borrower shall, and shall cause each of their respective ERISA Affiliates to: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Pension Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the

Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6        Maintenance of Property; Insurance.    (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7        Inspection of Property; Books and Records; Discussions.    (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants.

6.8        Notices.    Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)        the occurrence of any Default or Event of Default;

(b)        any (i) default or event of default under any Contractual Obligation of any Group Member, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)        any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, or (iii) which relates to any Loan Document;

(d)        (i) knowledge of Holdings or any Borrower of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to Holdings, such Borrower or any of their respective ERISA Affiliates, as applicable, with respect to such event, if such event could reasonably be expected to result in liability in excess of $1,000,000 of any Loan Party or any of ERISA Affiliate: (A) an ERISA Event, (B) the adoption of any new Pension Plan by Holdings or a Borrower or any of their respective ERISA Affiliates, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by Holdings, any Borrower or any their respective ERISA Affiliates to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii)        (A) upon the reasonable request of the Administrative Agent, the giving, sending or filing thereof, or the receipt thereof, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any Borrower or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan, and (B) all notices received by Holdings or a Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a liability in excess of $1,000,000 of any Loan Party or any ERISA Affiliate;

(e)        (i) any Asset Sale undertaken by any Group Member, (ii) any issuance by any Group Member of any Capital Stock, (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $100,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by such Group Member in connection therewith;

(f)        any material change in accounting policies or financial reporting practices by any Loan Party;

(g)        the occurrence of a Liquidity Event;

(h)        any registration of any Loan Party under Division 2 of Part XI of the Singapore Companies Act; and

(i)        any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Term Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9        Environmental Laws.

(a)        Except as could not reasonably be expected to have a Material Adverse Effect, comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)        Except as could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10        Operating Accounts; Designated Deposit Accounts.    Maintain Holdings’ and its Subsidiaries’ primary depository and operating accounts and securities accounts with SVB or with SVB’s Affiliates. In addition, by no later than the date occurring 90 days after the Closing Date, (a) the Acquired Business shall have taken all actions necessary in the reasonable determination of the Administrative Agent to establish the Acquired Business Designated Deposit Account as Silicon Valley Bank Deposit Account number 3300909391, and (b) the Singapore Borrower shall have taken all action necessary in the reasonable determination of the Administrative Agent to establish the Singapore Designated Deposit Account as Silicon Valley Bank Deposit Account number 3300909136.

6.11        Audits.    At reasonable times, on one Business Day’s prior notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrowers’ expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once every six months, unless an Event of Default has occurred and is continuing.

6.12        Additional Collateral, Etc.

(a)        With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)        With respect to any new direct or indirect Material Domestic Subsidiary created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition and including any Immaterial Subsidiary of any Loan Party existing as of the Closing Date which becomes a Material Domestic Subsidiary of such Loan Party after the Closing Date), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Material Domestic Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Material Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (C) to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, in form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)        With respect to any new Material First Tier Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Material First Tier Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Material First Tier Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any Foreign Pledge Documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)        Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location where in excess of $100,000 of Collateral is stored or located (including, with respect to each Loan Party, the locations listed in Schedule 5.3(e) with respect to such Loan Party), which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations leased or owned as of the Closing Date and thereafter, if the Administrative Agent has not received a landlord’s agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Eligible Inventory at that location shall, in the Administrative Agent’s discretion, be excluded from the U.S. Borrowing Base or be subject to such Reserves as may be established by the Administrative Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the exclusion from the U.S. Borrowing Base of Inventory at that location or the establishment of Reserves acceptable to the Administrative Agent) or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.13        Insider Subordinated Indebtedness.    Cause any Insider Indebtedness owing by any Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date.

6.14        Use of Proceeds.    Use the proceeds of each Credit Extension only for the purposes specified in Section 4.16.

6.15        Designated Senior Indebtedness.    Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

6.16        Merger.    (a) Cause all transactions contemplated by the Merger Documents to be consummated; (b) cause the Merger to become effective, including with respect to the filing of the Certificate of Merger with the Delaware Secretary of State; and (c) furnish evidence of the filing of such Certificate of Merger to the Administrative Agent. In addition, Holdings and the Acquired Business shall comply in all material respects with all of the obligations of such Loan Party arising under the Merger Agreement and the other Merger Documents to which it is party.

6.17        Further Assurances.    Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Each of Holdings and each Borrower hereby agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and any such Obligations in respect of such Specified Swap Agreements have been Cash Collateralized to the satisfaction of any applicable Qualified Counterparty, and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, or otherwise Cash Collateralized to the satisfaction of the Administrative Agent, the Issuing Lender and the L/C Lenders, as applicable, none of Holdings nor any Borrower shall, nor shall Holdings or any such Borrower permit any of its respective Subsidiaries, as applicable, to, directly or indirectly:

7.1        Financial Condition Covenants.

(a)        Consolidated Fixed Charge Coverage Ratio.    Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending as of the last day of any month set forth below to be less than the ratio set forth below opposite such month:

Month Ending	Consolidated Fixed Charge Coverage Ratio
Closing Date through December, 2012	1.75:1.00
March, 2013 and thereafter	2.00:1.00

(b)        Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio, tested as at the last day of any fiscal quarter of Holdings (and with respect to the period of four consecutive fiscal quarters then ending) set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Leverage Ratio
September 30, 2012	2.25:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.00:1.00
June 30, 2013	1.50:1.00
September 30, 2013	1.50:1.00
December 31, 2013, and thereafter	1.25:1.00

(c)        Minimum Domestic Cash.    Permit the aggregate amount of Domestic Cash, determined as of the last day of any month, to be less than (i)(A) $20,000,000 as of the last day of any month constituting the end of a fiscal quarter of Holdings, and (B) $15,000,000 as of the last day of any other month; in each case (A) and (B), to the extent such month occurs during the period commencing on September 1, 2012, and ending on June 30, 2013, and (ii)(A) $25,000,000 as of the last day of any month constituting the end of a fiscal quarter of Holdings, and (B) $20,000,000 as of the last day of any other month; in each case (A) and (B), to the extent such month occurs at any time after June 30, 2013.

7.2        Indebtedness.    Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)        Indebtedness of any Loan Party pursuant to any Loan Document;

(b)        Indebtedness of (i) any Loan Party owing to any other Loan Party, and (ii) any Subsidiary (which is not a Guarantor) to any other Subsidiary (which is not a Guarantor);

(c)        Guarantee Obligations incurred in the ordinary course of business by the Borrowers, Holdings and their respective Subsidiaries of obligations of a Borrower or any Wholly Owned Guarantor, to the extent that the underlying primary Indebtedness to which such Guarantee Obligations relate is itself permitted hereunder;

(d)        Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)        Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $7,000,000 at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof;

(f)        Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $5,000,000;

(g)        Subordinated Indebtedness in an aggregate amount not exceeding $5,000,000 at any time;

(h)        unsecured Indebtedness of the Loan Parties and their respective Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $5,000,000 at any one time outstanding;

(i)        obligations (contingent or otherwise) of the Loan Parties or any of their respective Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation; and

(j)        Indebtedness of a Person (other than a Loan Party or one of their respective Subsidiaries which constituted a Subsidiary prior to the consummation of the applicable merger referenced below) existing at the time such Person is merged with or into a Loan Party or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness.

7.3        Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)        Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)        carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)        pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)        easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)        Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)        Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)        Liens created pursuant to the Security Documents;

(i)        any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)        judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)        (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Specified Swap Obligations permitted by Section 7.2(i);

(m)        Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Loan Party or becomes a Subsidiary of a Loan Party or acquired by a Loan Party; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(n)        the replacement, extension or renewal of any Lien permitted by clauses (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)        Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $5,000,000 at any one time.

7.4        Fundamental Changes.    Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)        Each of Holdings and the Acquired Business may enter into the Merger;

(b)        any Subsidiary of a Loan Party may be merged or consolidated with or into a Loan Party (provided that such Loan Party shall be the continuing or surviving corporation);

(c)        any Subsidiary of any Borrower or Holdings may Dispose of any or all of its assets (i) to a Borrower, Holdings or any Wholly Owned Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(d)        any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5        Disposition of Property.    Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of any Borrower or Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)        Dispositions of obsolete or worn out property in the ordinary course of business;

(b)        Dispositions of Inventory in the ordinary course of business;

(c)        Dispositions permitted by clause (i) of Section 7.4(b);

(d)        the sale or issuance of the Capital Stock of any Subsidiary of any Borrower or Holdings to a Borrower or Holdings or to any Wholly Owned Guarantor;

(e)        the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)        the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)        the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Subsidiary that is not a Guarantor to any other Group Member;

(h)        Dispositions of property subject to a Casualty Event;

(i)        leases or subleases of Real Property;

(j)        the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b);

(k)        any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Term Borrower determines in good faith is desirable in the conduct of such Group Member’s business and not materially disadvantageous to the interests of the Lenders; and

(l)        Dispositions of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of Holdings, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that the Net Cash Proceeds thereof are used to prepay the Term Loans in accordance with Section 2.12(e);

provided, however, that any Disposition made pursuant to this Section 7.5 shall be made in good faith on an arm’s length basis for fair value.

7.6        Restricted Payments.    Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)        any Subsidiary of any Group Member may make Restricted Payments to any Loan Party;

(b)        each Loan Party may, purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this subsection (b) shall not exceed $1,000,000 during any fiscal year of Holdings;

(c)        Each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it (i) in an amount not to exceed, when aggregated with all such purchases, redemptions and acquisitions undertaken by all Group Members pursuant to this clause (i) at any time during the term of this Agreement, $10,000,000, and (ii) with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(d)        (i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(e)        each Group Member may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by such Group Member; provided that such Indebtedness is otherwise permitted by Section 7.2; and

(f)        the Loan Parties and their Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (f) shall not exceed $5,000,000.

7.7        Acquired Business Designated Deposit Account.    Until such time as the Acquired Business Designated Deposit Account in effect as of the Closing Date (Bank of America, N.A. Deposit Account No. 5800915356) has been closed or a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent has been executed and delivered by Bank of America, N.A. in respect of such Deposit Account pursuant to Section 5.3(g), the Acquired Business shall take no action to alter or change in any way, without the prior written consent of the Administrative Agent, the standing wire transfer instruction established in respect of such Deposit Account pursuant to Section 5.1(j)(v).

7.8        Investments.    Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)        extensions of trade credit in the ordinary course of business;

(b)        Investments in cash and Cash Equivalents;

(c)        Guarantee Obligations permitted by Section 7.2;

(d)        loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000at any one time outstanding;

(e)        Investments undertaken directly in contemplation with the Merger and required pursuant to the terms of the Merger Agreement or another Merger Document;

(f)        intercompany Investments by any Group Member in a Borrower, Holdings or any other Person that, prior to such investment, is a Wholly Owned Guarantor;

(g)        Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)        Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)        (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(j)        in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does exceed $5,000,000;

(k)        deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(l)        the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m)        promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions; and

(n)        purchases or other acquisitions (other than the Merger) by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)        the newly-created or acquired Subsidiary shall be (x) in the same or a related line of business as that conducted by the Borrowers and Holdings on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrowers and Holdings on the date hereof;

(ii)        all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)        no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)        UCTSS shall give the Administrative Agent at least 20 Business Days’ prior written notice of any such purchase or acquisition;

(v)        UCTSS shall provide to the Administrative Agent as soon as available but in any event not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)        any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12, except to the compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)        a Liquidity Event shall not exist as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);

(viii)        (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Holdings and the Borrowers shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;

(ix)        neither Holdings nor any Borrower shall, based upon the knowledge of Holdings and the Borrowers as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default or an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(x)        no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(j);

(xi)        such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xii)        (A) the aggregate amount of the cash consideration paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $5,000,000, and (B) the aggregate amount of the cash consideration paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the Closing Date shall not exceed $10,000,000; and

(xiii)        UCTSS shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of Holdings and each Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

7.9        ERISA.    No Borrower nor Holdings shall, nor shall any Borrower or Holdings permit any of its respective ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to such Loan Party or any of their ERISA Affiliates, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their ERISA Affiliates, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Loan Party or any of their ERISA Affiliates, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any such ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.10        Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments.    (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon, or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11        Transactions with Affiliates.    Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Borrower, Holdings or any Wholly Owned Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12        Sale Leaseback Transactions.    Enter into any Sale Leaseback Transaction.

7.13        Swap Agreements.    Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14        Accounting Changes.    Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15        Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon Excluded Assets, and (ii) such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.16        Clauses Restricting Subsidiary Distributions.    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Loan Party to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of such Loan Party, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, or (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (m), (n) and (o) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.17        Lines of Business.    Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers, Holdings and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18        Designation of other Indebtedness.    Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.19        Prohibited Document Amendments; Certification of Certain Equity Interests.    (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to Holdings pursuant to any Merger Document such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; (b) otherwise amend, supplement or otherwise modify the terms and conditions of any Merger Document or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date, and (ii) could not reasonably be expected to have a Material Adverse Effect; (c) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under any Merger Document; or (d) take any action to certificate any Equity Interests having been pledged to the Administrative Agent (for the ratable benefit of the Lenders) which were uncertificated at the time so pledged, in any such case, without first obtaining the Administrative Agent’s prior written consent to do so and undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Lenders) in any such newly certificated Equity Interests.

7.20        Amendments to Organizational Agreements and Material Contracts.    (a) Amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders in any material respect.

7.21        Use of Proceeds.    Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

7.22        Subordinated Debt.

(a)        Amendments.    Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the applicable Loan Party’s ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)        Payments.    Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

SECTION 8

EVENTS OF DEFAULT

8.1        Events of Default.    The occurrence of any of the following shall constitute an Event of Default:

(a)        An applicable Borrower shall fail to pay any amount of principal of any Loan having been made to such Borrower when due in accordance with the terms hereof (including Section 2.8); or an applicable Borrower shall fail to pay any amount of interest on any Loan having been made to such Borrower, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)        any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)        any Loan Party shall default in the observance or performance of any agreement contained in Section 2.8, Section 5.3, Section 6.1, Section 6.3(c), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10 or Section 7 of this Agreement; or

(d)        any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)        any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)        (i) any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)        There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $5,000,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $5,000,000; or

(h)        There is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)        (i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(ii)        there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(iii)        any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j)        the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)        a Change of Control shall occur; or

(l)        Any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction if full of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(m)        any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction; or

(n)        any Loan Party is declared to be a company as to which Part IX of the Singapore Companies Act applies; or

(o)        any restriction or requirement not in effect on the Closing Date shall have been imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Loan Party for the purpose of performing any of such Loan Party’s respective obligations under the Loan Documents unless the Term Borrower shall have delivered to the Administrative Agent, by no later than the earlier of the date occurring thirty (30) days after the Administrative Agent’s request therefor and the date on which Term Borrower becomes aware of the imposition of any such restriction or requirement, evidence satisfactory to the Administrative Agent that foreign exchange will be made available to such Loan Party for the purpose of performing its respective Obligations under the Loan Documents; or

(p)        a Material Adverse Effect shall occur.

8.2        Remedies upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to a Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)        if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the

Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each Borrower shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit having been issued for the account or at the request of such Borrower. Amounts so Cash Collateralized by the Singapore Borrower shall be applied by the Administrative Agent to the payment of drafts drawn under such Singapore Letters of Credit having been made for the account or at the request of the Singapore Borrower, amounts so Cash Collateralized by any U.S. Revolving Borrower shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit having been made for the account or at the request of any such U.S. Borrower, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents in accordance with Section 8.3. In addition, the U.S. Revolving Borrowers shall also Cash Collateralize the full amount of any Swingline Loans then outstanding. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers and the other Loan Parties (including any such Obligations relating to Swingline Loans) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto), as their interests may appear. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

8.3        Application of Funds.    After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied, subject to Section 2.25(a), by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lender (including any Letter of Credit Fronting Fees, Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19, 2.20 and 2.21) and any Qualified Counterparties, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements, ratably among the Lenders, the Issuing Lender and any Qualified Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts and other termination payment obligations under any Specified Swap Agreements, ratably among the Lenders, the Issuing Lender and any applicable Qualified Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Seventh, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, ratably among them in proportion to the respective amounts described in this clause “Seventh” payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrowers or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1        Appointment and Authority.

(a)        Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)        The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)        The Administrative Agent shall also act as the collateral agent under the Loan Documents, and the Issuing Lender and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any Subordination Agreements and any other Security Documents, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2        Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3        Exculpatory Provisions.    The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)        be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)        have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)        except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4        Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5        Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, Holdings, or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6        Non-Reliance on Administrative Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7        Indemnification.    Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrowers or any other Loan Party pursuant to a Loan Document and without limiting the obligation of Holdings, the Borrowers or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Holdings, the Borrowers or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8        Agent in Its Individual Capacity.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9        Successor Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the State of California, or an Affiliate of any such bank with an office in the State of California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10        Collateral and Guaranty Matters.    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)        to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit and Specified Swap Agreements (other than Letters of Credit and Specified Swap Agreements the Obligations in respect of which have been Cash Collateralized in accordance with the terms hereof or as to which other arrangements satisfactory to the Administrative Agent, the applicable Issuing Lender or any Qualified Counterparty shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)        to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c)        to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d)        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e)        The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        Administrative Agent May File Proofs of Claim.    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any

Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12        No Other Duties, Etc.    Anything herein to the contrary notwithstanding, none of the “Bookrunners”, “Arrangers” or “Syndication Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Lender or the Swingline Lender hereunder.

SECTION 10

MISCELLANEOUS

10.1        Amendments and Waivers.

(a)        Neither this Agreement, nor any other Loan Document (other than any L/C Related Document), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder, or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Holdings or any Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement (unless all or substantially all of the Guarantors (other than Holdings) cease to be Subsidiaries of the Loan Parties pursuant to transactions permitted by the Loan Documents), in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (I) (i) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders, (ii) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders, or (iii) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects the Issuing Lender or any Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, any Qualified Counterparties, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Documents without the consent of the Administrative Agent or any other Lender.

(b)        Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that Holdings and the Borrowers or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by Holdings and the Borrowers and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of Holdings and the Borrowers and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)        the termination of the Commitment of each such Minority Lender;

(ii)        the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii)        the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)        Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

10.2        Notices.

(a)        All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrowers, Holdings and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers/Holdings:

c/o Ultra Clean Technology Systems and Service, Inc.

26426 Corporate Avenue

Hayward, CA 94545

Attention: K.C. “Casey” Eichler

Facsimile No.: (510) 576-4401

Telephone No.: (510) 576-4704

E-Mail: ceichler@uct.com

Website URL: www.uct.com

with a copy to:

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Attention: Jason Bassetti Facsimile No.: (650) 752-3671

Administrative Agent:	Silicon Valley Bank 555 Mission Street, Suite 900 San Francisco, CA 94105 Attention: Alexis Coyle Facsimile No.: (415) 615-0214 Telephone No.: (415) 764-3109 E-Mail: acoyle@svb.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, Holdings and any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)        (i)        Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)        The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or to the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of such Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3        No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4        Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.    The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (x) any common counsel for the Administrative Agent and the Issuing Lender, and (y) one common counsel for the Lenders), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrowers.    The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding anything to the contrary in Section 10.5(b) or (c), the Singapore Borrower shall only be obligated pursuant to Section 10.5 to pay expenses or indemnify any Indemnitee for amounts relating to the Obligations of the Singapore Borrower.

(c)        Reimbursement by Lenders.    To the extent that the Borrowers (or any other Loan Party pursuant to any other Loan Document) for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(d)        Waiver of Consequential Damages, Etc.     To the fullest extent permitted by applicable law, neither Holdings nor any Borrower shall assert, and each such Person hereby waives, any claim of such Person against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments.    All amounts due under this Section shall be payable promptly after demand therefor.

(f)        Survival.    Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.6        Successors and Assigns; Participations and Assignments.

(a)        Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Holdings and each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)        Required Consents.    No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)        the consent of Holdings and each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Holdings and each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that Holdings’ and the Borrowers’ consent to any transfer made to an Eligible Syndication Transferee shall not be required during the primary syndication of the Facilities (which, for the avoidance of doubt, shall constitute the period commencing on the Closing Date and ending on the first date on which each of SVB and U.S. Bank has been able to reduce the amount of its respective Commitments to an amount not exceeding $30,000,000, in each case, by means of one or more assignments to new Lenders);

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)        the consent of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)        Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)        No Assignment to Certain Persons.    No such assignment shall be made to (A) a Loan Party or any of any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons.    No such assignment shall be made to a natural Person.

(vii)        Certain Additional Payments.    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Holdings, the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)        Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings, the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.    Any Lender may at any time, without the consent of, or notice to, Holdings, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Holdings, each Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). Holdings and each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)        Each Borrower, upon receipt by such Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)        Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7        Adjustments; Set-off.

(a)        Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        Upon (i) the occurrence and during the continuance of any Event of Default, and (ii) its obtaining the Administrative Agent’s prior written consent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to Holdings, any Borrower or any other Loan Party, any such notice being expressly waived by Holdings, each Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of Holdings, any Borrower or any other Loan Party, as the case may be, against any and all of the obligations of Holdings, such Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, such Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8        Payments Set Aside.    To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.9        Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10        Counterparts; Electronic Execution of Assignments.

(a)        This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11        Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12        Integration.    This Agreement and the other Loan Documents represent the entire agreement of Holdings, each Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13        GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.14        Submission to Jurisdiction; Waivers.    Each of Holdings and each Borrower hereby irrevocably and unconditionally:

(a)        submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each of Holdings and each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of Holdings and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of Holdings and each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower or Holdings at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s or Holdings’, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

In furtherance of the foregoing, the Singapore Borrower hereby irrevocably appoints the Term Borrower (the “Process Agent”), with an office on the date hereof at the address specified in Section 10.2, as its authorized agent with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to the Loan Documents in any of the courts in and of the State of New York or the State of California, as applicable. Such service may be made by mailing or delivering a copy of such process to the Singapore Borrower in care of the Process Agent at the Process Agent’s above address and the Singapore Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Singapore Borrower shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. If for any reason the Term Borrower shall cease to act as Process Agent, the Singapore Borrower shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and the State of California and acceptable to the Administrative Agent. Nothing in this paragraph shall affect the right of Administrative Agent or any Lender to serve legal process in any other manner permitted by law or limit the right of the Administrative Agent or any Lender to bring any action or proceeding against the Singapore Borrower or its property in the courts of other jurisdictions. To the extent that the Singapore Borrower has or hereafter may acquire any right of immunity from jurisdiction of any court on the grounds of sovereignty or otherwise with respect to itself or its property, the Singapore Borrower hereby irrevocably waives such immunity for itself and for its property in respect of all of its Obligations under the Loan Documents;

(b)        WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c)        AGREES, WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS RIGHT TO A TRIAL BY JURY, that if the above waiver of the right to a trial by jury is not enforceable, any and all disputes or controversies of any nature arising under the Loan Documents at any time shall be decided by a reference to a private judge, mutually selected by the Term Borrower, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and each Borrower hereby submits to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the in the Northern District of the State of California for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. Each Borrower shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. Each Borrower agrees that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and

(d)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.15        Acknowledgements.    Each of Holdings and each Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or any such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and Holdings and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

10.16        Releases of Guarantees and Liens.

(a)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)        At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17        Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding (provided that the Administrative Agent and/or such Lender shall provide prior written notice to UCTSS to the extent not prohibited by applicable law); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from a Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18        Automatic Debits.    With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by an applicable Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, each Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of such Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts of such Borrower does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19        Judgment Currency.    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20        Patriot Act.    Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Holdings and each Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the Patriot Act. Each of Holdings and each Borrower will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

ULTRA CLEAN HOLDINGS, INC. as Holdings

By:	/s/ Kevin C. Eichler

Name:	Kevin C. Eichler

Title:	Chief Financial Officer, Senior

Vice President and Secretary

BORROWERS:

ULTRA CLEAN TECHNOLOGY SYSTEMS AND SERVICE, INC., as the Term Borrower and a U.S. Revolving Borrower

By:	/s/ Kevin C. Eichler

Name:	Kevin C. Eichler

Title:	Secretary, Vice President and

Chief Financial Officer

AMERICAN INTEGRATION TECHNOLOGIES, LLC, as a U.S. Revolving Borrower

By:	/s/ Kevin C. Eichler

Name:	Kevin C. Eichler

Title:	Chief Financial Officer, Senior

Vice President and Secretary

ULTRA CLEAN ASIA PACIFIC PTE. LTD. as the Singapore Borrower

By:	/s/ Heng Swee Kwang

Name:	Heng Swee Kwang

Title:	Director

Signature Page 1 to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK as the Administrative Agent

By:	/s/ Alexis Coyle

Name:	Alexis Coyle

Title:	Director

Signature Page 2 to Credit Agreement

LENDERS:

SILICON VALLEY BANK as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Alexis Coyle

Name:	Alexis Coyle

Title:	Director

Signature Page 3 to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION as a Lender

By:	/s/ Matthew Murray

Name:	Matthew Murray

Title:	Vice President

Signature Page 4 to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS AND AGGREGATE EXPOSURE PERCENTAGES

TERM COMMITMENTS

Lender	Term Commitment	Term Percentage

Silicon Valley Bank	$20,000,000	50.000000000%

U.S. Bank National Association	$20,000,000	50.000000000%

Total	$40,000,000	100.000000000%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank	$20,000,000	50.000000000%

U.S. Bank National Association	$20,000,000	50.000000000%

Total	$40,000,000	100.000000000%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage

Silicon Valley Bank	$7,500,000	50.000000000%

U.S. Bank National Association	$7,500,000	50.000000000%

Total	$15,000,000	100.000000000%

SWINGLINE COMMITMENT

Lender	Swingline Commitment	Exposure Percentage

Silicon Valley Bank	$4,000,000	100.000000000%

Total	$4,000,000	100.000000000%

SINGAPORE REVOLVING COMMITMENTS

Lender	Singapore Revolving Commitment	Singapore Revolving Percentage

Silicon Valley Bank	$7,500,000	50.000000000%

U.S. Bank National Association	$7,500,000	50.000000000%

Total	$15,000,000	100.000000000%

Schedule 1.1A